                                                                        EX 10.54


================================================================================

                                OPTION AGREEMENT

                                  BY AND AMONG

                              SABRATEK CORPORATION,

                      UNITRON MEDICAL COMMUNICATIONS, INC.

                                       AND

                     CERTAIN OF THE SHAREHOLDERS OF UNITRON

================================================================================






                                JANUARY 22, 1999




                                TABLE OF CONTENTS


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ARTICLE 1.

         CALL OPTION AND PUT OPTION...............................................................................2
                  1.1      Grant of Call Option...................................................................2
                  1.2      Exercise of Call Option................................................................2
                  1.3      Grant of Put Option....................................................................3
                  1.4      Term of Put Option.....................................................................3
                  1.5      Exercise of Put Option.................................................................3
                  1.6      Restrictions on Transfer of Unitron Shares and Unitron Options.........................4
                  1.7      Documents Evidencing Unitron Shares....................................................5
                  1.8      Unitron Options........................................................................5

ARTICLE 2.

         DETERMINATION AND PAYMENT OF PURCHASE PRICE..............................................................7
                  2.1      Purchase Price for Unitron Shares and Unitron Options..................................7
                  2.2      Payment of Purchase Price..............................................................8

ARTICLE 3.

         CLOSING OF PURCHASE AND SALE OF SHARES..................................................................10
                  3.1      Closing...............................................................................10
                  3.2      Delivery of Certificates and Payment for Shares.......................................10
                  3.3      Election to Acquire Unitron Assets....................................................11
                  3.4      Sabratek Closing Representation.......................................................15
                  3.5      Final Legal Statements................................................................15
                  3.6      Notices and Consents..................................................................15
                  3.7      Time..................................................................................15

ARTICLE 4.

         ADDITIONAL AGREEMENTS...................................................................................16
                  4.1      Conduct of Unitron Business...........................................................16
                  4.2      Financial Information; Access.........................................................18
                  4.3      Unitron Shareholder Solicitation......................................................19
                  4.4      Engagement of Unitron CEO.............................................................19
                  4.5      Audit of Unitron Financial Statements.................................................19
                  4.6      Sabratek Reports......................................................................20

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                  4.7      Covenants by Unitron Affiliates With Respect to Sabratek Stock........................20
                  4.8      HSR Filing............................................................................20
                  4.9      Additional Unitron Financing..........................................................21
                  4.10     Public and Other Statements...........................................................21
                  4.11     Unitron Legal Opinion.................................................................21
                  4.12     Sabratek Legal Opinion................................................................21
                  4.13     Unitron Special Meeting...............................................................21
                  4.14     Waiver of Known Breaches..............................................................22
                  4.15     Unitron Source Code...................................................................22
                  4.16     Transactions in Sabratek Stock by Unitron Shareholders................................22
                  4.17     Release of Sponaugle..................................................................22
                  4.18     Buyout of Non-Accredited Investors....................................................22
                  4.19     ......................................................................................22
                  4.20     Sexual Harassment Policy..............................................................23

ARTICLE 5.

         CONDITIONS TO CLOSING...................................................................................23
                  5.1      Conditions to Obligation of Sabratek..................................................23
                  5.2      Conditions to Obligations of Unitron and the Unitron Shareholders.....................25

ARTICLE 6.

         REPRESENTATIONS AND WARRANTIES..........................................................................25
                  6.1      Representations and Warranties of Unitron Shareholders................................25
                  6.2      Representations and Warranties of Unitron.............................................28
                  6.3      Representations and Warranties of Sabratek............................................39

ARTICLE 7.

         PURCHASE PRICE OFFSET; INDEMNIFICATION..................................................................43
                  7.1      Purchase Price Offset:  Determination of Damages Offset...............................43
                  7.2      Indemnification.......................................................................45
                  7.3      Third Party Claims....................................................................47
                  7.4      Exclusivity...........................................................................48

ARTICLE 8.

         TERMINATION.............................................................................................48
                  8.1      Right to Terminate....................................................................48

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ARTICLE 9.

         GENERAL PROVISIONS......................................................................................50
                  9.1      Dispute Resolution....................................................................50
                  9.2      Remedies Cumulative...................................................................51
                  9.3      Assignment; Binding Effect............................................................51
                  9.4      Notices...............................................................................51
                  9.5      Entire Agreement; Amendment; Treatment of Other Agreements............................53
                  9.6      Severability..........................................................................54
                  9.7      Governing Law.........................................................................54
                  9.8      Interpretation........................................................................54
                  9.9      Disclosure Schedules..................................................................54
                  9.10     Counterparts..........................................................................54
                  9.11     Waiver................................................................................55
                  9.12     Expenses..............................................................................55
                  9.13     Exhibits and Schedules................................................................55

EXHIBITS:

         Exhibit A         Certificates Escrow Agreement
         Exhibit B         Frasca Closing Escrow Terms
         Exhibit C         Frasca Closing Escrow Agreement
         Exhibit D         Form of Regulation D Questionnaire
         Exhibit E         Form of Release Agreement
         Exhibit F         Substance of Opinion of Special Counsel to Unitron
         Exhibit G         Substance of Opinion of Special Counsel to Sabratek

                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (this "Agreement") is made and entered into on January 22, 1999 (the "Effective Date") by and among SABRATEK CORPORATION, a Delaware corporation ("Sabratek"), UNITRON MEDICAL COMMUNICATIONS, INC., a Florida corporation ("Unitron"), and the holders of Unitron common stock, options, warrants and/or other rights to purchase Unitron common stock parties hereto (collectively, the "Unitron Shareholders").

                                    RECITALS:

         A. Unitron, certain shareholders of Unitron and Sabratek are parties to that certain Stock Option Agreement dated July 1, 1997 (the "1997 Option Agreement") and that certain Registration Rights Agreement dated July 1, 1997 (the "1997 Registration Agreement" and together with the 1997 Option Agreement, the "1997 Agreements"). Sabratek and Unitron desire to terminate the 1997 Agreements and to replace them with this Agreement and the agreements contemplated hereby, except that the termination of the 1997 Agreements is contingent upon among other things Unitron Shareholders holding 92.5% or more of the fully diluted equity of Unitron becoming a party to this Agreement in accordance with the terms of this Agreement (the "Necessary Shareholder Parties"). All other agreements between Sabratek and Unitron and the rights of the parties thereunder will remain unaffected by the replacement of the 1997 Agreements with this Agreement and the agreements contemplated hereby, and such other agreements remain in full force and effect and not be terminable as a result of this Agreement and the agreements contemplated hereby.

         B. Sabratek desires to obtain the right to purchase all of the equity interests in Unitron as contemplated by this Agreement. The Unitron Shareholders are willing to grant to Sabratek the right to purchase all of the equity interests in Unitron that may be held by them from time to time at or after the Effective Date, subject to and in accordance with the terms and conditions set forth in this Agreement. The Unitron Shareholders desire to obtain from Sabratek the right to require Sabratek to purchase all of their equity interests in Unitron, and Sabratek is willing to grant such right to the Unitron Shareholders, subject to and in accordance with the terms and conditions set forth in this Agreement.

         C. At the election of Sabratek, Sabratek may acquire all of the assets of Unitron (in lieu of the equity of Unitron) and in connection therewith assume or pay for certain Unitron liabilities, subject to and in accordance with the terms of this Agreement.

         D. Concurrently with the execution and delivery of this Agreement, the following agreements and instruments are being entered into and delivered:

         - Registration Rights Agreement by and among Sabratek and certain of the equity holders of Unitron (the "Registration Agreement").

         - Term sheets involving Sabratek and Unitron and certain other parties regarding the commercialization of the Unitron technology in the United Kingdom (the "UK Agreements").

         -     Resignations from Unitron of Ralph V. Frasca ("Frasca").

         - Shareholders Agreement by and among Sabratek, Frasca, Marvin L. Sponaugle ("Sponaugle"), Roger L. Overby ("Overby") and Edward Presutti.

         - Separation Agreement by and between Sabratek and Frasca (the "Frasca Separation Agreement").

         - Consulting and Non-Competition Agreement by and between Sabratek and Overby (the "Overby Consulting Agreement").

         E. Prior to the execution and delivery of this Agreement by Unitron and Sabratek, the sole director of the Board of Directors of Unitron (the "Unitron Board") duly elected Chuck Hall, Jay Hill and Paul Jurewicz to the Unitron Board. Immediately following such elections, Frasca duly resigned from the Unitron Board as contemplated by the resignations described above.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties agree as follows:

                                    ARTICLE 1

                           CALL OPTION AND PUT OPTION

                   1.1       Grant of Call Option. On the terms and subject to
                        the conditions set forth in this Agreement, each of the Unitron Shareholders hereby grants to Sabratek an option to purchase all, but not less than all, of the shares of capital stock (Class A and/or Class B Common Shares) of Unitron (the "Unitron Shares") owned by such Unitron Shareholder from time to time at or after the Effective Date and to purchase (or to cause Unitron to repurchase or terminate) as provided in this Agreement all, but not less than all, of the issued and outstanding options, warrants and other rights to purchase Unitron Shares (the "Unitron Options") owned by such Unitron Shareholder from time to time at or after the Effective

                        Date (the "Call Option") for the consideration determined in accordance with the terms of this Agreement.

                   1.2       Exercise of Call Option. Unless this Agreement is
                        terminated pursuant to Section 8.1, the Call Option may be exercised by Sabratek in its sole discretion at any time after the Effective Date and at or before 5:00 p.m. (Central Time) on July 15, 1999 (the "Call Option Period") by delivery of written notice of exercise to Unitron and the Unitron Representative Shareholders (the "Call Exercise Notice") on any date during the Call Option Period (the "Call Exercise Date"). The form of the Call Exercise Notice shall be as set forth on
                        Schedule 1.2. The Call Exercise Notice shall be irrevocable. Consummation of the purchase and sale of the Unitron Shares and the Unitron Options (the "Closing") shall occur (subject to the following sentence and the terms and conditions of this Agreement) on the date specified by Sabratek in the Call Exercise Notice; provided that the specified Closing Date shall be a date occurring at least 3 business days after the Call Exercise Date but not more than 8 business days after the Call Exercise Date. The "Closing Date" shall be such date as is specified by Sabratek in the Call Exercise Notice, or if later the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to this Agreement to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or if later the third business day following the completion of any arbitration conducted with respect to Section 7.1 or with respect to the determination of the amount of the Differential Tax Liability or the Unitron Cash Asset Sale Tax Liability (as each is hereinafter defined) as contemplated by Section 3.3. Upon the Closing, the Unitron Shareholders shall have no further rights with respect to their previously owned Unitron Shares and Unitron Options.

                   1.3      Grant of Put Option. On the terms and subject to
                        the conditions set forth in this Agreement, Sabratek hereby grants to the Unitron Shareholders the right to require Sabratek to purchase all, but not less than all, of the Unitron Shares and Unitron Options owned by the Unitron Shareholders from time to time at or after the Effective Date (the "Put Option") for the consideration determined in accordance with the terms of this Agreement.

                   1.4       Term of Put Option. The Put Option granted
                        hereunder shall become exercisable on and as of the first business day immediately following the expiration of the Call Option Period and shall continue in effect for a period of 10 business days (the "Put Option Period").

                   1.5       Exercise of Put Option. The Put Option may be
                        exercised during the Put Option Period by the Unitron Representative Shareholders (as hereinafter defined) delivering to Sabratek written notice (the "Put Exercise Notice") of exercise at any time (the "Put Option Exercise Date") on or before 5:00 p.m. (Central Time) on the last day of the Put Option Period. The form of the Put Exercise Notice shall be as set forth on Schedule
                        1.2. Such election of the Unitron Representative Shareholders shall be binding on all Unitron Shareholders, and each of the Unitron Shareholders hereby agrees to any such exercise of the Put Option. This provision constitutes a power of attorney granted to the Unitron Representative Shareholders, and this power or attorney shall be irrevocable and coupled with an interest from the date of execution of this Agreement by such Unitron Shareholder through the last day of the Put Option Period. All of the Unitron Shareholders will sell all of their Unitron Shares and Unitron Options to Sabratek in the event the Put Option is exercised in accordance with this Section. The power of attorney granted to the Unitron Representative Shareholders herein includes all powers necessary to exercise the Put Option and effectuate a sale of Unitron Shares and Unitron Options on behalf of any Unitron Shareholder in accordance with the terms of this Section. The Put Exercise Notice shall be irrevocable. Consummation of the purchase and sale of the Unitron Shares (also the "Closing") shall occur (subject to the following sentence and the terms and conditions of this Agreement) on the date specified by Sabratek; provided that the specified Closing Date shall be a date occurring at least 3 business days after the end of the Put Option Period but not more than 8 business days after the end of the Put Option Period. The "Closing Date" shall be such date as is specified by Sabratek, or if later the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to this Agreement to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or if later the third business day following the completion of any arbitration conducted with respect to Section 7.1 or with respect to the determination of the amount of the Differential Tax Liability or the Unitron Cash Asset Sale Tax Liability (as each is hereinafter defined) as contemplated by
                        Section 3.3. Immediately following the Closing, the

                        Unitron Shareholders shall have no further rights with respect to their previously owned Unitron Shares and Unitron Options.

                   1.6 Restrictions on Transfer of Unitron Shares and Unitron Options.

                        (a)       Transfer Restrictions. Each of the Unitron
                             Shareholders expressly agrees that, prior to termination of this Agreement in accordance with
                             Section 8.1 hereof, such Shareholder will not, without the express prior written consent of
                             Sabratek:

                             (i)       Directly or indirectly transfer, sell,
                                  assign, give, mortgage, pledge, hypothecate, encumber or otherwise dispose of, or permit to be sold, assigned, encumbered, attached or otherwise disposed of, in any manner, the whole or any part of the Unitron Shares or Unitron Options, or the certificate or certificates representing the same, or any interest therein, except as expressly set forth in this Agreement; provided, that a Unitron Shareholder may transfer all or part of its Unitron Shares or Unitron Options without any consideration to not more than three transferees, so long as any such transferee is either a trust, partnership or other entity solely for such Unitron Shareholder's benefit or such Shareholder's spouse, parent and/or descendant, and so long as such Shareholder obtains and furnishes to Sabratek, prior to any such transfer, a writing signed by the proposed transferee expressly acknowledging that such transferee shall be bound by the terms of this Agreement and that such Unitron Shares and Unitron Options are subject to the provisions of this Agreement with respect to the Call Option and the Put Option; or

                             (ii)      Enter into any voting trust, shareholder
                                  agreement or other understanding with any person with respect to the Unitron Shares or Unitron Options, except with Sabratek; provided, that this paragraph shall not affect the right of a Unitron Shareholder to vote for the election of directors or to exercise other customary rights of a shareholder with respect to Unitron prior to the Closing.

Any purported transfer or other action in violation of the foregoing restrictions shall be null and void. Unitron shall not register on its books any transfer or other disposition of Unitron Shares or Unitron Options other than in accordance with the terms of this Agreement.

                        (b)       Legend. All certificates representing Unitron
                             Shares held by the Unitron Shareholders, and any certificates for Unitron Shares issued on or after the Effective Date in accordance with the terms of this Agreement (including Unitron Shares issued upon exercise of Unitron Options), shall contain or be amended to contain substantially the following legend, which shall bind Unitron, the Unitron Shareholders and any persons asserting any interest in the certificates and the Unitron Shares they represent:

         The shares represented by this certificate and this certificate are subject to the terms of a certain Option Agreement dated January 22, 1999 (the "Option Agreement"), by and among the holder of the shares represented by this certificate, Unitron Medical Communications, Inc. ("Unitron"), certain other shareholders of Unitron and Sabratek Corporation, a copy of which Option Agreement is on file at the principal office of Unitron. Neither this certificate nor the shares evidenced hereby nor any portion thereof or any interest therein may be offered, pledged, hypothecated, sold, gifted or otherwise transferred in violation of said Option Agreement, and any such purported transfer shall be null, void and of no effect. The shares represented by this certificate are subject to a Call Option and a Put Option granted under said Option Agreement.

                   1.7       Documents Evidencing Unitron Shares. Each of the
                        Unitron Shareholders upon entering into this Agreement shall deliver or cause to be delivered (and Unitron will so comply with such instructions) to a third party escrow agent who is mutually acceptable to Sabratek and Unitron a certificate or certificates evidencing all Unitron Shares held by such Unitron Shareholder, together with a stock power or stock powers for such certificate(s), duly endorsed in blank for transfer. Promptly following the execution of this Agreement, the parties to this Agreement shall enter into an escrow agreement in the form of Exhibit A attached hereto with the mutually selected escrow agent (the "Certificates Escrow Agreement"), and Unitron and Sabratek shall equally share the fees and expenses of such escrow agent. Upon receipt of any subsequently issued Unitron Shares (including Unitron Shares issued upon exercise of Unitron Options), each of the Unitron Shareholders shall deliver or cause to be delivered to such escrow agent a certificate or certificates evidencing all such Unitron Shares (and Unitron shall so deliver any such certificates), together with a stock power or stock powers for such certificate(s), duly endorsed in blank for transfer.

                   1.8       Unitron Options.

                        (a)         At the sole and absolute discretion of
                             Sabratek, each Unitron Option shall be (i) terminated upon the Closing in exchange for the consideration specified in Article 2 or (ii) converted into an option to purchase Sabratek Stock as provided in this Section; provided that such conversion election may only be made by Sabratek with respect to any Unitron Option upon the consent of the respective Unitron Option holder (the "Conversion Election").

                        (b)        At the Closing, each then outstanding Unitron
                             Option as to which the Conversion Election has been validly exercised by Sabratek shall be converted into an option (a "Sabratek Replacement Option") to acquire the number of shares of Sabratek Stock which the holder of such Unitron Option would have been entitled to receive at the Closing had such holder exercised such Unitron Option in full immediately prior to the Closing. The exercise price per share of the Sabratek Replacement Option shall equal the aggregate exercise price of such Unitron Option divided by the number of shares of Sabratek Stock issuable upon exercise of the Sabratek Replacement Option issued in lieu thereof. Each Sabratek Replacement Option which is granted to a person who becomes subsequent to the Closing Date an employee of Sabratek shall vest in full and be exercisable upon but not before the first anniversary of the Closing contingent upon the continued employment of the holder until such vesting date and shall be exercisable until the five year anniversary of the Closing; provided, however, in the event the employment of such a holder is terminated by Sabratek prior to such one year anniversary without cause, the Sabratek Replacement Option of such holder shall immediately vest and be exercisable for a period of one month following such termination of employment. Each Sabratek Replacement Option which is granted to a person who does not become subsequent to the Closing Date an employee of Sabratek shall be fully vested and immediately exercisable on the Closing Date.

                        (c)        As soon as practicable following the Closing,
                             Sabratek shall deliver to each holder of a Unitron Option for which the Conversion Election has been duly made by Sabratek an option agreement evidencing the Sabratek Replacement Option issued in lieu thereof. Such option agreement shall be in the customary form of, and contain the customary terms in, the option agreement currently used by Sabratek under its primary employee stock option plan, except as may otherwise be expressly contemplated by this Agreement, and any Sabratek Replacement Option shall be subject to such plan.

                        (d)        Sabratek shall take all corporate action
                             necessary to reserve for issuance a sufficient number of shares of Sabratek Stock for delivery on exercise of all Sabratek Replacement Options issued pursuant to this Section. As soon as reasonably practicable after the Closing (but in any event prior to the exercise of any Sabratek Replacement Option), Sabratek shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Sabratek Stock subject to the Sabratek Replacement Options and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Sabratek Replacement Options remain outstanding.


                                     ARTICLE  2

                   DETERMINATION AND PAYMENT OF PURCHASE PRICE

                   2.1  Purchase Price for Unitron Shares and Unitron Options.

                        (a)        The purchase price (the "Share Purchase
                             Price") to be paid by Sabratek for all of the Unitron Shares purchased pursuant to the Call Option or the Put Option, as the case may be, shall be an amount equal to (i) the Fixed Value of Unitron (as defined below) plus the aggregate exercise price of the unexercised portions of all Unitron Options outstanding immediately prior to the Closing, divided by (ii) the number of shares of Unitron capital stock which are issued and outstanding at the Closing, plus the number of shares of Unitron capital stock which are issuable upon the exercise of options, warrants or other rights, plus the number of shares of Unitron capital stock which are issuable upon the conversion or exchange of other securities, plus the number of any other equity securities or stock appreciation or other rights (such quotient being referred to herein as the "Fully Diluted Price Per Share"), multiplied by (iii) the number of Unitron Shares which are purchased by Sabratek at the Closing, subject to Section 7.1. Each of the Unitron Shareholders shall be entitled to his or her proportionate share of the Share Purchase Price based on the number of Unitron Shares being sold by such Unitron Shareholder, subject to Section 7.1.

                        (b)        The purchase price (the "Option Purchase
                             Price") to be paid by Sabratek for each of the Unitron Options (other than any Unitron Option for which a Conversion Election has been duly made) shall equal (i) the Fully Diluted Price Per Share, less (ii) the exercise price per share of such Unitron Option, multiplied by (iii) the number of Unitron Shares obtainable upon exercise of such Unitron Option immediately prior to the Closing in accordance with the terms of such Unitron Option (determined on a holder by holder basis), subject to Section 7.1. If any option is not in-the-money at the Closing (that is, the Fully Diluted Price Per Share is equal to or less than the exercise price per share of such option), then such option shall be terminated at the Closing for no consideration.

                        (c)        The "Fixed Value of Unitron" shall be an
                             amount equal to (i) $14,800,000 less (ii) the amount (if any) by which the total of all legal costs and expenses paid to or payable by Unitron to Shumaker, Loop & Kendrick LLP from at any time prior to the date of this Agreement through and including the Closing in connection with this transaction and any matters relating hereto (the "Final Legal Expenses") exceed $125,000.

                        (d)        The aggregate Share Purchase Price and Option
                             Purchase Price (less any offset or escrow expressly contemplated by this Agreement) is referred to herein as the "Purchase Price."

                        (e)        The Purchase Price payable to each of the
                             Unitron Shareholders is subject to reduction for the amount of any Damages (as hereinafter defined) incurred or reasonably expected to be incurred by Sabratek or Unitron (if any) proximately caused by any material inaccuracy in any of the representations and warranties of Unitron contained in Section 6.2 (the "Damages

                             Offset"), as determined in accordance with Section
                             7.1 and as allocated among the Unitron Shareholders in accordance with Section 7.1, but such offset against the Purchase Price shall be subject to a one-time deductible to be borne by Sabratek equal to $250,000.

                        (f)        Notwithstanding the foregoing, the Purchase
                             Price otherwise payable to Frasca at the Closing shall be reduced by an amount equal to the lesser of (x) $2 million less the amount of any Damages Offset pursuant to Section 7.1 made prior to or at the Closing against the Purchase Price otherwise payable to Frasca at the Closing and (y) $1 million, which amount shall be placed into escrow and shall be dealt with by Frasca and Sabratek in accordance with Section 7.2 of this Agreement and Exhibit B attached hereto (the "Frasca Closing Escrow"). If only Sabratek Stock is issued in payment of the Purchase Price, the "amount" placed into escrow as provided above shall be such number of shares of Sabratek Stock (rounded up to the next whole number of shares) as are equal in value to such amount to be placed into escrow, with such shares being valued at the Sabratek Average Closing Price. If Sabratek Stock and cash is issued in payment of the Purchase Price, the "amount" placed into escrow as provided above shall consist of to the extent possible shares of Sabratek Stock (that is, if the Sabratek Stock portion of the Purchase Price to be paid to Frasca is not of sufficient value to satisfy the escrow obligation described above, all of such Sabratek Stock and then cash shall be placed in escrow), with such shares being valued at the Sabratek Average Closing Price. The Frasca Closing Escrow shall be governed by the escrow agreement attached as Exhibit C hereto, and the escrow agent with respect to the Frasca Closing Escrow shall be mutually agreeable to Sabratek and Frasca.

                   2.2  Payment of Purchase Price.

                        (a)        Full Payment at Closing.  The Purchase Price
                             shall be payable in full at the Closing, except as otherwise expressly provided in this Agreement. At the sole and absolute discretion of Sabratek, the Purchase Price may be paid (x) in cash (or other immediately available funds), (y) in that number of shares of Sabratek Stock as are equal in value (as contemplated by Section 2.2(c) below) to the Purchase Price or (z) in cash and Sabratek Stock (in such proportion as Sabratek in its sole discretion may determine) as are equal in value (as contemplated by Section 2.2(c) below) to the Purchase Price; provided, that if the per share price of Sabratek Stock (as defined below) on the Sabratek Principal Market (as defined below) is less than $10.00 per share at the close of trading on any of the days in the ten Trading Day (as defined below) period ending on and including the third Trading Day prior to Closing, the Unitron Representative Shareholders shall have the option of requiring Sabratek to pay the Purchase Price in cash or other immediately available funds; provided further, that Sabratek shall not be required to issue fractional shares of Sabratek Stock to any of the Unitron Shareholders and, at its option, may pay cash in lieu of issuing a fractional share of Sabratek Stock to any Unitron Shareholder otherwise entitled to receive such fractional share. Notwithstanding the foregoing, in the event Sabratek fails to deliver the Sabratek Closing Representation (as hereinafter defined) in accordance with the provisions of Section 3.4, then the entire amount of the Purchase Price shall be payable in cash or other immediately available funds.

                        (b)       Sabratek Stock. For purposes of this
                             Agreement, the term "Sabratek Stock" means shares of voting common stock of Sabratek which as of the
                             Closing: (i) constitute duly authorized, validly issued, fully paid and non-assessable shares of Sabratek's sole class of voting common stock; (ii) have been listed for trading on the principal securities exchange or other market on which the common stock of Sabratek is then traded (which is currently the Nasdaq National Market) (the "Sabratek Principal Market"); and (iii) are covered by the terms of the Registration Agreement.

                        (c)       Value of Sabratek Stock. For purposes of
                             determining the number of shares of Sabratek Stock (if any) to be issued to the Unitron Shareholders in payment of the Purchase Price, the value of each share of Sabratek Stock as of the Closing shall equal the greater of (i) the average of the per share closing prices of a share of Sabratek Stock on the Sabratek Principal Market, as reported in The Wall Street Journal (Midwest edition), during the 10 Trading Day (as defined below) period ending on and including the third Trading Day prior to the Closing Date (the "Sabratek Average Closing Price") and (ii) $26.00 (the "Floor Price"). As used herein, the term "Trading Day" means any day on which the Sabratek Principal Market is open for business. At the sole and absolute discretion of Sabratek, the value of each share of Sabratek Stock shall be equal to the Sabratek Average Closing Price in lieu of the Floor Price as contemplated by this subsection, and the rights of the Unitron Shareholders specified under subsection (d) below shall be null and void in such event and the Unitron Shareholders will not be entitled to any such rights.

                        (d)       Right to Additional Sabratek Stock.

                             (i)       If Sabratek Stock comprises all or part
                                  of the Purchase Price and if the Sabratek
                                  Average Closing Price is less than $26.00, then Sabratek shall pay to the Unitron Shareholders an amount equal to the Aggregate Stock Price Differential (as hereinafter defined) if and as provided in this subsection. Each Unitron Shareholder shall be entitled to a pro rata portion of the Aggregate Stock Price Differential in accordance with the respective amount of the Purchase Price such Unitron Shareholder received at the Closing; provided that (i) any holder of a Unitron Option who received a Sabratek Replacement Option at the Closing shall be deemed to have received a portion of the Purchase Price that would have been paid for the respective underlying Unitron Option had a Sabratek Replacement Option not been issued therefor and (ii) the amount if any amount placed into the Frasca Closing Escrow shall be deemed to have been part of the Purchase Price paid to Frasca at the Closing. The Aggregate Stock Price Differential shall be paid by Sabratek in Sabratek Stock on the fifth Trading Day after the Last Trading Day (as hereinafter defined), with each share of Sabratek Stock having a value equal to the 6 Month Anniversary Average Closing Price (as hereinafter defined), except that cash shall be paid in lieu of any fractional share. This right of the Unitron Shareholders to the Aggregate Stock Price Differential is and shall be of no effect and is and shall be inoperative unless the per share closing price of a share of Sabratek Stock on the Sabratek Principal Market, as reported in The Wall Street Journal (Midwest edition), does not equal or exceed $26.00 on any 10 or more Trading Days in the period beginning on the Trading Day next following the Closing Date and ending on the last Trading Day in the 6 month period immediately following the Closing Date (the last Trading Day of such period, the "Last Trading

                                  Day"). In the event of the Asset Acquisition
                                  Alternative (as hereinafter defined), Unitron in lieu of the Unitron Shareholders shall have a right if any to the Aggregate Stock Price Differential.

                            (ii)       "Aggregate Stock Price Differential"
                                  means (i) $26.00 less (ii) the 6 Month
                                  Anniversary Average Closing Price multiplied by (iii) the number of shares of Sabratek Stock issued at the Closing. "6 Month Anniversary Average Closing Price" means the average of the per share closing prices of a share of Sabratek Stock on the Sabratek Principal Market, as reported in The Wall Street Journal (Midwest edition), during the consecutive 10 Trading Days (as defined below) ending on the Last Trading Day.

                            (iii)      The right if any of a Unitron Shareholder
                                  to a portion of the Aggregate Stock Price
                                  Differential shall not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a "Transfer") by any Unitron Shareholder, except by will or the laws of descent and distribution. Any Transfer in violation of this subsection shall be null and void.

                                   ARTICLE 3

                     CLOSING OF PURCHASE AND SALE OF SHARES

                   3.1       Closing. The Closing of the purchase and sale of
                        the Unitron Shares and the termination or conversion of the Unitron Options pursuant to the exercise of the Call Option or the Put Option, as the case may be, under this Agreement shall take place on the Closing Date. The Closing will be held at 10:00 a.m. local time on the Closing Date at Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois or at such other time and place as is mutually agreed to by Sabratek and Unitron.

                   3.2       Delivery of Certificates and Payment for Shares. At
                        the Closing, Sabratek will deliver to the Unitron Shareholders the Purchase Price for the Unitron Shares and the Unitron Options (other than any Unitron Option for which a Conversion Election has been duly made) in accordance with the terms of Article 2 hereof, subject to the terms and conditions of this Agreement. The Unitron Shareholders will deliver or cause to be delivered certificates representing all of the Unitron Shares to be sold, duly endorsed or accompanied by stock powers executed and in form sufficient to vest title thereto fully in Sabratek, to the extent not theretofore delivered to the escrow agent under the Certificates Escrow Agreement, free and clear of all liens, claims and encumbrances, and any option, warrant or other agreement representing Unitron Options (together with a letter of termination thereof by the respective option holder) and Sabratek and the Unitron Representative Shareholders shall jointly direct the escrow agent under the Certificates Escrow Agreement to deliver the contents of such escrow at the Closing to Sabratek (which shall be free and clear of all liens, claims and encumbrances), against delivery by Sabratek of the applicable consideration to be paid with respect to such Unitron Shares and Unitron Options. All deliveries made at the Closing shall be deemed to be simultaneously made, and no party shall be obligated to consummate the transactions contemplated by this Agreement unless and until all deliveries required hereunder have been fully made. If Unitron or any Unitron Shareholder so fails or refuses to deliver (or so fails to cause) the certificates for his or her Unitron Shares or any option, warrant or other agreement representing Unitron Options (together with a letter of termination thereof by the respective holder), as required under the terms of this Agreement, then: (a) Sabratek shall deposit such Unitron Shareholder's proportionate share of the Purchase Price and/or other consideration with an escrow agent reasonably acceptable to the Unitron Representative Shareholders; (b) such escrow agent shall hold the same against delivery by the Unitron Shareholder of his or her duly endorsed certificates for the Unitron Shares or option, warrant or other agreement representing Unitron Options (together with a letter of termination thereof by the respective holder), with all fees and other expenses of the escrow agent chargeable to such Unitron Shareholder; and (c) Unitron shall adjust its transfer books to reflect the transfer of such Unitron Shareholder's Unitron Shares to Sabratek. Each of the Unitron Shareholders hereby appoints the Unitron Representative Shareholders as his or her attorney-in- fact to execute and deliver all such documents and instruments as may be needed to convey the Unitron Shareholder's Unitron Shares to Sabratek pursuant to this Agreement if the Unitron Shareholder is not present at the Closing. This power of attorney is coupled with an interest and does not terminate on the Unitron Shareholder's disability or death, and shall continue in effect through the later of: (a) if this Agreement terminates in accordance with Section 8.1 in its entirety prior to Closing, the day immediately after this Agreement terminates; or (b) if the Call Option or the Put Option, as the case may be, is exercised, the 90th day following the Closing Date.

                   3.3       Election to Acquire Unitron Assets.

                        (a)       At the sole and absolute discretion of
                             Sabratek, Sabratek may elect to acquire from Unitron all of its assets (the "Asset Acquisition Alternative") in lieu of acquiring the Unitron Shares and the Unitron Options pursuant to exercise of the Call Option or the Put Option, and Unitron shall sell, transfer, convey and deliver to Sabratek such assets, for an amount to be paid to Unitron (and not to the Unitron Shareholders) equal to (the "Asset Acquisition Purchase Price"):

         (i) the Purchase Price; plus

         (ii) an amount equal to the liabilities and obligations of Unitron not assumed by Sabratek as expressly contemplated by this Section (including any liabilities or obligations with respect to any contract, agreement or commitment by and between Unitron and Sabratek or otherwise); plus

         (iii) an amount equal to the Unitron Cash Asset Sale Tax Liability if the Sabratek Average Closing Price is equal to or more than $26.00 and if Sabratek uses other than only Sabratek Stock as consideration in the Asset Acquisition Alternative; and plus

         (iv) an amount equal to the Differential Tax Liability if the Sabratek Average Closing Price Stock is less than $26.00 and Sabratek uses other than only Sabratek Stock as consideration in the Asset Acquisition Alternative (except for cash in lieu of fractional shares);

                  "Unitron Cash Asset Sale Tax Liability" means an amount equal to the sum of: (i) any and all Federal, state and foreign income taxes imposed on Unitron with regard to the sale of the assets of Unitron to Sabratek and any assumption of Unitron liabilities by Sabratek as contemplated by the Asset Acquisition Alternative, net of utilization of any net operating loss carryforward or any other available tax offsets or credits; and (ii) plus any and all Federal, state and foreign income taxes that would be imposed on Unitron as a result of the payment by Sabratek of the Unitron Cash Asset Sale Tax Liability.

                  "Differential Tax Liability" means an amount equal to the excess of: (i) any and all Federal, state and foreign income taxes imposed on Unitron with regard to the sale of the assets of Unitron to Sabratek and any assumption of Unitron liabilities by Sabratek pursuant to the Asset Acquisition Alternative, net of utilization of any net operating loss carryforward or any other available tax offsets or credits (as such amount is estimated as of the Closing in good faith by Sabratek and the Unitron Representative Shareholders), over (ii) any and all Federal, state and foreign income taxes that would have been imposed on Unitron with regard to the sale of the assets of Unitron to Sabratek and any assumption of Unitron liabilities by Sabratek pursuant to the Asset Acquisition Alternative had such asset sale occurred on the Effective Date, net of utilization of any net operating loss carryforward or any other available tax offsets or credits; plus any income taxes imposed on Unitron as a result of the payment by Sabratek of the Differential Tax Liability. Unitron and its auditors will (i) make available to Sabratek and to the Unitron Representative Shareholders and their respective agents, attorneys and accountants upon reasonable advance notice all records and work papers necessary to calculate the Differential Tax Liability and (ii) allow Sabratek and the Unitron Representative Shareholders and their respective agents, attorneys and accountants upon reasonable advance notice to interview any Unitron personnel or independent auditor personnel in connection with the calculation of the Differential Tax Liability. If Sabratek and the Unitron Representative Shareholders agree upon the Differential Tax Liability, such amount will be conclusive and binding upon all parties.

                        (b)       Sabratek shall make the Asset Acquisition
                             Alternative by so specifying in the Call Exercise Notice in the event the Call Option is exercised or, in the event the Put Option is exercised, by delivery of written notice to Unitron within 5 business days of receipt by Sabratek of the Put Exercise Notice.

                        (c)       At the sole and absolute discretion of
                             Sabratek, the Asset Acquisition Purchase Price may be paid (x) in cash (or other immediately available funds), (y) in that number of shares of Sabratek Stock as are equal in value to the Asset Acquisition Purchase Price or (z) in cash and Sabratek Stock (in such proportion as Sabratek in its sole discretion may determine) as are equal in value (as contemplated by Section 2.2(c) above) to the Asset Acquisition Purchase Price; provided, that if the per share price of Sabratek Stock on the Sabratek Principal Market is less than $10.00 per share at the close of trading on any of the days in the ten Trading Day period ending on and including the third Trading Day prior to Closing, the Unitron Representative Shareholders shall have the option of requiring Sabratek to pay the Asset Acquisition Purchase Price in cash or other immediately available funds; provided further, that Sabratek shall not be required to issue fractional shares of Sabratek Stock and, at its option, may pay cash in lieu of issuing a fractional share of Sabratek Stock. For purposes of the foregoing, Sabratek Stock shall be valued at the price specified in Section 2.2(c). Notwithstanding the foregoing, in the event Sabratek fails to deliver the Sabratek Closing Representation in accordance with the provisions of Section 3.4, then the entire amount of the Asset

                             Acquisition Purchase Price shall be payable in cash or other immediately available funds.

                        (d)       In the event Sabratek makes the Asset
                             Acquisition Alternative, at the Closing:

         (i) Unitron will execute, acknowledge (if appropriate) and deliver to Sabratek assignments (including intellectual property transfer documents) and bills of sale in a form reasonably satisfactory to Sabratek and such other instruments of sale, transfer, conveyance and assignment as Sabratek and its counsel reasonably may request;

         (ii) Sabratek will execute, acknowledge (if appropriate) and deliver to Unitron an assumption (in a form reasonably satisfactory to the Unitron Representative Shareholders) of the Unitron Liabilities, except that in the sole and absolute discretion of Sabratek, Sabratek may elect to not assume any Unitron Liabilities and to instead pay to Unitron the amount thereof as contemplated by subsection (a) above; and

         (iii) Sabratek will deliver to Unitron the Asset Acquisition Purchase Price.

                  "Unitron Liabilities" means all liabilities and obligations of Unitron (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), other than (i) any liabilities or obligations of Unitron if and to the extent such relate to acts, omissions, events or circumstances which occur on or before the Effective Date, except to the extent such are disclosed in the Unitron disclosure schedule or in the Balance Sheet, (ii) any liabilities or obligations of Unitron if and to the extent that such liability or obligation arises from or relates to a breach of any of the representations and warranties of Unitron in this Agreement or in any agreement described specifically in the recitals to this Agreement and (iii) any and all Federal, state and foreign income taxes imposed on Unitron with regard to the sale of the assets of Unitron to Sabratek and any assumption of Unitron liabilities by Sabratek as contemplated by the Asset Acquisition Alternative.

                  Sabratek shall pay to Unitron an amount equal to the Special Unitron Tax Liability if the Sabratek Average Closing Price is equal to or more than $26.00 and if Sabratek uses only Sabratek Stock as consideration in the Asset Acquisition Alternative, but only if the Special Unitron Tax Liability is actually incurred by Unitron, except that such payment obligation of Sabratek shall be null and void if Unitron fails to timely liquidate after the Closing as contemplated by the Code (as hereinafter defined), if the capitalization UK Agreement to the extent such relates to US Ventures (as defined therein) is not performed as specified therein or if Unitron fails to take any action or omits to take any action after the Closing that causes the Special Unitron Tax Liability to be incurred by Unitron. "Special Unitron Tax Liability" means an amount equal to the sum of: (i) any and all Federal, state and foreign income taxes imposed on

Unitron with regard to the sale of the assets of Unitron to Sabratek and any assumption of Unitron liabilities by Sabratek as contemplated by the Asset Acquisition Alternative, net of utilization of any net operating loss carryforward or any other available tax offsets or credits; and (ii) plus any and all Federal, state and foreign income taxes that would be imposed on Unitron as a result of the payment by Sabratek of the Unitron Cash Asset Sale Tax Liability.

                  With respect to any financial indebtedness of Unitron assumed by Sabratek as provided above, Sabratek shall use its reasonable best efforts to either (i) cause Unitron to be fully and forever released in a writing reasonably satisfactory to Unitron from such indebtedness or (ii) fully satisfy and discharge such indebtedness and provide Unitron with evidence thereof satisfactory to Unitron before the two month anniversary of the Closing Date.

                        (e)       Except as otherwise provided in this
                             Agreement, at the Closing Sabratek shall offer employment to all of the employees of Unitron on terms substantially similar to those in effect for each such respective employee, and neither Unitron nor any Unitron Shareholder shall take any action (or assist or encourage others in the taking of any action) which would discourage any such Unitron employee from accepting Sabratek's offer of employment.

                        (f)       The parties intend that the offset, escrow,
                             indemnity and other obligations and rights of Sabratek, Unitron and the Unitron Shareholders under this Agreement be fully applicable and retained by Sabratek, Unitron and the Unitron Shareholders in the event of the Asset Acquisition Alternative, and such provisions shall be accordingly interpreted and construed. Consequently, among other things the Asset Acquisition Purchase Price shall be subject to reduction for any Damages Offset and shall be reduced by any consideration paid into the Frasca Closing Escrow as contemplated by this Agreement.

                        (g)       If the consent or approval of any third party
                             is required for the assignment or transfer of any agreement, contract, lease, license, permit or the like to Sabratek hereunder as a result of the Asset Acquisition Alternative and such consent or approval has not been obtained prior to the Closing, then Unitron shall continue to use its reasonable best efforts (prior to the time Unitron is liquidated) to obtain such consent or approval following the Closing (but any such consent shall not be a condition to the Closing) and, unless and until such consent or approval has been obtained, the parties shall work together to develop and implement a legal and feasible arrangement under which Sabratek will obtain the benefits of, and be responsible for the performance of, all of the obligations of Unitron under, the agreement, contract, lease or license in question.

                        (h)       Unitron and Sabratek shall equally share any
                             transfer and other similar taxes payable in connection with the transfer to Sabratek of the Unitron assets acquired by Sabratek upon the Asset Acquisition Alternative; this provision does not relate to any income or other tax related to the sale of Unitron assets to Sabratek.

                        (i)       Unitron shall with due speed liquidate and
                             dissolve, and Unitron shall accomplish such liquidation and dissolution and any distribution of any of the Asset Acquisition Purchase Price to its equity holders only in accordance with applicable law.

                        (j)       The consummation of the Asset Acquisition
                             Alternative is also referred to herein as the "Closing" and the date thereof as the "Closing Date." Sabratek may transfer its rights under this Agreement to acquire the assets of Unitron and to assume certain liabilities of Unitron to a wholly-owned subsidiary of Sabratek, and such wholly-owned subsidiary shall acquire the assets of Unitron and assume the liabilities of Unitron to be assumed at the Closing for the Asset Acquisition Purchase Price as contemplated by this Agreement.

                   3.4       Sabratek Closing Representation.  At the Closing,
                        if Sabratek Stock comprises all or any part of the Purchase Price (or, in case of the Asset Acquisition Alternative, if Sabratek Stock comprises the Asset Acquisition Purchase Price), then Sabratek shall deliver to Unitron (on behalf of the Unitron Shareholders) a written statement, signed on behalf of Sabratek by the Chief Financial Officer or the President of Sabratek and dated as of the Closing Date (the "Sabratek Closing Representation"), representing and warranting to the Unitron Shareholders that: (i) there have been no material adverse changes in Sabratek's financial condition, results of operations, assets, liabilities, business or prospects since the date of Sabratek's then most recent periodic report (10-K, 10-Q or 8-K) filed with the SEC; and (ii) that the Registration Agreement is in full force and effect. Notwithstanding anything to the contrary contained herein, delivery of the Sabratek Closing Representation shall not be deemed to be a condition to Closing, but the Closing shall proceed with the Purchase

                        Price or the Asset Acquisition Purchase Price, as the case may be, being payable only in cash or other immediately available funds.

                  3.5        Final Legal Statements. At least 3 business days
                        prior to the Closing, Unitron shall cause to be delivered to Sabratek a good faith estimate (which shall be itemized by date and type of work performed) of the Final Legal Expenses of Unitron, and at the Closing Unitron shall cause to be delivered a similar final legal bill which covers all such legal expenses through the Closing.

                  3.6        Notices and Consents.  Unitron will give any
                        notices to third parties, and Unitron will use its reasonable best efforts to obtain any third party consents, that Sabratek reasonably may request in connection with the consummation of the transactions contemplated by this Agreement. Each of the parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in
                        Section 6.2(d) and Section 6.3(d).

                   3.7       Time. Time is of the essence of the provisions of
                        this Agreement relating to (a) the Closing Date for the sale and purchase of the Unitron Shares and the Unitron Options (or the consummation of the Asset Acquisition Alternative) in strict accordance with the time periods set forth in this Agreement; and (b) the payment of the Purchase Price or the Asset Acquisition Purchase Price, as the case may be, as and when due in accordance with the provisions of this Agreement.

                   3.8       General; Assistance.  In case at any time after the
                        Closing any further action is necessary or desirable to carry out the purposes of this Agreement, to facilitate the operation and conduct of the business of Unitron and to protect the intellectual property of Unitron, Frasca and each of the other parties to this Agreement will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7.2).

                                   ARTICLE 4

                              ADDITIONAL AGREEMENTS

                   4.1       Conduct of Unitron Business. From and after the
                        Effective Date, Unitron shall continue to carry on its business only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Unitron will not, without the prior written consent of Sabratek or as otherwise contemplated by this Agreement or the Software License Agreement, dated July 1, 1997 by and between Unitron and Sabratek (the "License Agreement"):

                        (a)       Declare or pay any dividend, or make any other
                             distribution with respect to its stock, to its shareholders, whether in cash, stock or other property, or redeem, purchase or otherwise acquire any Unitron common stock or other Unitron capital stock.

                        (b)       Pre-pay or discharge any indebtedness or other
                             obligations owing by Unitron to a Related Party (as hereafter defined) or any third-party lender other than the current portion of any principal payments and interest due (other than to a Related Party) in accordance with the terms of such indebtedness.

                        (c)       Issue any common stock or other capital stock
                             or any options, warrants or other rights to subscribe for or purchase Unitron common stock or any other Unitron capital stock or any securities convertible into or exchangeable for any capital stock of Unitron or any stock appreciation right or equity linked security, except for the issuance of capital stock upon the exercise of the Unitron Options listed on the disclosure schedule corresponding to Section 6.2(e)(ii).

                        (d)       Effect a reclassification, recapitalization,
                             spin-off, split-up, exchange of shares,
                             readjustment or other similar change in or to any Unitron capital stock or otherwise reorganize or recapitalize.

                        (e)       Amend or otherwise change its Amended and
                             Restated Articles of Incorporation as in effect on the Effective Date.

                        (f)       Amend or otherwise change its Bylaws as in
                             effect on the Effective Date.

                        (g)       Enter into any new, or modify any existing,
                             employment agreement (including with any chief executive officer of Unitron engaged or proposed to be engaged pursuant to Section 4.4) or grant any increase in the compensation payable or to become payable to officers or salaried employees not in accordance with past custom and practice, grant any stock options (including to any chief executive officer of Unitron engaged or proposed to be engaged pursuant to Section 4.4) or, except as required by law or contemplated by this Agreement, adopt or make any change in any bonus, insurance, pension, or other employee benefit plan, agreement or arrangement made to, for or with any of such officers or employees.

                        (h)       hire or terminate the employment of any chief
                             executive officer or president of Unitron.

                        (i)       Borrow or agree to borrow any amount of funds,
                             or directly or indirectly guarantee or agree to guarantee any obligations of others, except for trade debt incurred in the ordinary course of business and in accordance with past custom and practice and except for any borrowing made under the Sabratek Credit Facility as contemplated by
                             Section 4.9.

                        (j)       Enter into or amend any material distribution,
                             marketing, license or similar agreement, contract or commitment related to any Unitron product, service or technology.

                        (k)       Enter into any agreement, contract, commitment
                             or other transaction with a Related Party or amend or otherwise extend the term of any existing agreement with a Related Party.

                        (l)       Place on any of its assets or properties any
                             mortgage, pledge, lien, charge, or other encumbrance except for purchase money security interests granted to the seller of any equipment purchased by Unitron in the ordinary course of business consistent with past custom and practice or as otherwise permitted hereunder.

                        (m)       Merge, consolidate with, purchase
                             substantially all or any substantial part of the assets of, or otherwise acquire any interest in, any partnership, corporation, association or other business organization or division thereof.

                        (n)       Sell, lease, license, sublicense or otherwise
                             dispose of any material intellectual property asset or any material part of its tangible or intangible assets.

                        (o)       Commit any act or fail to commit any act which
                             will cause a breach of any material agreement, contract or commitment and which will have a material adverse effect, in the aggregate, on Unitron's business, financial condition, assets, liabilities, properties or earnings.

                        (p)       Enter into any contract or agreement the term
                             of which is greater than one year or which requires one or more payments that in the aggregate exceed $50,000, but excluding any such contract or agreement which has been approved by the Unitron Board.

                        (q)       Make, or make any commitment for, any capital
                             expenditures exceeding $50,000 for any single capital improvement, but excluding any such contract or agreement which has been approved by the Unitron Board.

                        (r)       Enter into or change the terms of any joint
                             venture, whether operational or developmental.

                        (s)       Enter into any commitment or agreement to do
                             any of the things prohibited by this Section 4.1.

         In addition, Unitron will not, without the prior written consent of the Unitron Representative Shareholders, take any of the actions described above in this Section, other than any of the actions described under the following clauses: (g); (h); (i) and (l) if the referenced actions relate to borrowings under the Sabratek Credit Facility; (j) and (n) if the referenced actions are approved by the Unitron Board; and clause (s) with respect to each exception described in this sentence. In addition, the prior written consent of the Unitron Representative Shareholders shall not be required with respect to the grant of any Unitron employee stock option approved by the Unitron Board. Any consent of the Unitron Representative Shareholders required by this paragraph shall not be unreasonable withheld or delayed.

                   4.2       Financial Information; Access.  From and after the
                        Effective Date, Unitron shall: (a) deliver to each of the members of the Unitron Board and to the Unitron Representative Shareholders copies of all internally prepared monthly and quarterly financial statements as soon as available but in any event within 30 days after the end of each such period, as well as its year-end financial statements as soon as available but in any event within 60 days after the end of each such period (the Sabratek representative on the Unitron Board shall be entitled to disclose any such financial statements to any Sabratek director or officer and to any Sabratek agent or representative); and (b) give Sabratek and the Unitron Representative Shareholders (except that this right of the Unitron Representative Shareholders shall not change or remove in any respect the restrictions on Frasca contained in the Frasca Separation Agreement) and their respective authorized representatives full access to any and all premises, properties, contracts, commitments, books, records, tax returns and supporting schedules or other documentation, and other information pertaining to Unitron's business as Sabratek or the Unitron Representative Shareholders may from time to time reasonably request; provided, that such access shall not unduly disrupt Unitron's normal business activities. Sabratek shall have the right to conduct such additional due diligence investigations of Unitron's financial condition and affairs, and the information set forth on the Unitron disclosure schedules, as it may deem necessary and advisable to determine whether the conditions to Closing set forth in
                        Section 5.1 hereof have been satisfied and to determine if there exists any breach of any representation or warranty of Unitron or any Unitron Shareholder, and the Unitron Representative Shareholders shall have a similar right with respect to any claim by Sabratek that a condition to Closing is not satisfied or that there is a breach of a Unitron representation or warranty. If this Agreement is terminated prior to Closing, Sabratek and its representatives will, upon written request therefor, return to Unitron all financial statements, documents and records (including all copies made thereof) obtained from Unitron at any time in connection with the transactions contemplated hereby.

                   4.3       Unitron Shareholder Solicitation.  As soon as
                        practicable following the Effective Date, Unitron shall request (the "Shareholder Request") that each holder of any capital stock or other equity interest or equity related interest of Unitron (i) enter into this Agreement and the Certificates Escrow Agreement, (ii) execute and deliver to Sabratek a Regulation D Questionnaire the substance of which is set forth in Exhibit D (a "Regulation D Questionnaire") and (iii) execute and deliver to Sabratek a Release Agreement in favor of Unitron, Sabratek and certain Unitron agents the substance of which is set forth in Exhibit E (a "Release Agreement"), and Unitron shall use its commercially reasonable efforts to cause the Necessary Shareholder Parties to enter into this Agreement and the Certificates Escrow Agreement and to execute and deliver to Sabratek a Regulation D Questionnaire and a Release Agreement prior to February 26, 1999. The Shareholder Request shall be accompanied by (x) a letter from and signed by Frasca, Sponaugle and Overby stating that the transactions contemplated by this Agreement are believed to be in the best interests of Unitron and the Unitron Shareholders, recommending without reservation that the shareholders of Unitron enter into this Agreement and the Certificates Escrow Agreement and make the deliveries specified in this Section, as well as (y) all other appropriate and required disclosure documents and information. A holder of a Unitron equity interest or equity related interest shall become a party to this Agreement and be entitled to rights contemplated hereby only upon such holder delivering to Sabratek a duly executed copy of this Agreement, the Certificates Escrow Agreement, a Regulation D Questionnaire and a Release Agreement. Notwithstanding the foregoing, Unitron shall not request or otherwise solicit more than 35 holders of Unitron equity interests that are not accredited (as defined under Regulation D under the Securities Act) to become a party to this Agreement and Unitron shall cause the above described solicitation to be conducted in accordance with applicable law. This Agreement notwithstanding, Sabratek shall not be required to issue any security as contemplated by this Agreement to more than 35 such non-accredited investors.

                   4.4       Engagement of Unitron CEO. Unitron has and shall
                        continue to diligently search for a chief executive officer, and Unitron shall use its reasonable best efforts to hire a chief executive officer as soon as reasonably possible after the Effective Date. The chief executive officer shall report to the Unitron Board and shall have full power and authority to manage the business of Unitron, subject to the terms of this Agreement. Any employment agreement to be entered into by the new Unitron chief executive officer shall contain an acknowledgment of such person of the restrictions on Unitron contained in this Article 4.

                   4.5       Audit of Unitron Financial Statements. At the
                        election of Sabratek, the December 31, 1998 financial statements and/or any other financial statements of Unitron shall be audited by an independent accounting firm selected by Sabratek, at the sole cost and expense of Sabratek if Sabratek so demands such an audit, and Unitron shall promptly cooperate in such audit. Unitron shall grant such selected accountant access to its books, records and employees and otherwise as customary in connection with a year-end financial statement audit.

                   4.6       Sabratek Reports.  From and after the Effective
                        Date, Sabratek will promptly deliver to each of the Unitron Shareholders (at the address of such Shareholder on the books and records of Unitron, which address list shall be promptly provided by Unitron to Sabratek upon request) copies of all materials provided generally to its shareholders, and to each Unitron Shareholder. Upon written request therefor, Sabratek will also provide to any Unitron Shareholder who so requests, on an individual basis, copies of all other documents filed by Sabratek with the SEC.

                   4.7       Covenants by Unitron Affiliates With Respect to
                        Sabratek Stock.

                        (a)       Post-Closing Transfer Restriction.  Each
                             Affiliate (as hereinafter defined) of Unitron hereby expressly agrees that, if Sabratek elects to issue Sabratek Stock in payment of the Purchase Price upon exercise of the Call Option or the Put Option and if Sabratek obtains from KPMG Peat Marwick LLP ("KPMG") or another nationally recognized independent public accounting firm a letter which states that Sabratek can account for the acquisition of Unitron as a pooling-of-interests transaction (as described below), such Affiliate will not sell, transfer or otherwise dispose of any shares of Sabratek Stock owned by such Affiliate during the period beginning 30 days prior to the Closing and ending at such time as financial statements that include at least 30 days of combined operations of Sabratek and Unitron after the Closing Date shall have been publicly reported by Sabratek. The foregoing restriction on transfers by Affiliates of Unitron shall be in addition to, and not in lieu of, any securities law restrictions or any restrictions set forth in the Registration Agreement. "Affiliate" of any particular person means any other person controlling, controlled by or under common control with such particular person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of such particular person whether through the ownership of voting securities, contract or otherwise.

                        (b)       Exception to Restriction. The restriction set
                             forth in subsection (a) above shall not apply to a sale, transfer or other disposition of Sabratek Stock by an Affiliate of Unitron if, prior to such disposition, such Affiliate delivers to Sabratek the written opinion of a nationally recognized independent public accounting firm to the effect that: (i) the disposition contemplated by such Affiliate will not cause the acquisition of Unitron not to be treated as a pooling-of-interest transaction for financial, accounting and regulatory purposes in accordance with GAAP and the rules and regulations of the SEC governing pooling (the "SEC Pooling

                             Rules"); or (ii) the disposition contemplated by such Affiliate will not affect Sabratek's treatment of the acquisition of Unitron because the SEC Pooling Rules do not permit pooling-of-interest accounting.

                   4.8       HSR Filing. If then applicable to the acquisition
                        of Unitron or its assets, Unitron and Sabratek shall cooperate and shall expeditiously file with the Federal Trade Commission and the Department of Justice all documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and required to obtain early termination of the pre-merger notification waiting period in accordance with the regulations issued pursuant to the HSR Act.

                   4.9       Additional Unitron Financing. In the event that
                        Unitron needs additional working capital, Unitron shall seek to obtain such financing pursuant to the Standby Senior Credit Facility and Security Agreement dated October 16, 1998 by and between Unitron and Sabratek (the "Sabratek Credit Facility"). Sabratek shall extend financing to Unitron under the Sabratek Credit Facility as requested by Unitron from time to time to cover the ordinary and customary working capital needs of Unitron, including trade payables and payroll, as ordinary and customary are determined by the chief executive officer of Unitron in good faith, subject to the approval of Sabratek, which approval shall not be unreasonably withheld; provided that Sabratek shall have no obligation to extend such financing to Unitron under the Sabratek Credit Facility until such time as Unitron has made all filings and has taken all other actions requested by Sabratek pursuant to Section 4.2 of the Sabratek Credit Facility and has duly signed the promissory note related thereto with respect to all advances made under such Facility prior to the date of this Agreement. In the event that additional working capital or other financing is obtained by Unitron other than from Sabratek, Unitron shall not obtain such financing from anyone who would be adverse to Sabratek's competitive position in the market.

                  4.10       Public and Other Statements. Sabratek, Unitron and
                        each of the Unitron Shareholders hereby agrees to speak only highly of the other parties to this Agreement, except as may be expressly contemplated by this Agreement or as may be necessary or appropriate to comply with applicable law (including any securities laws and any reporting requirements thereunder) or court order or in connection with any arbitration or accounting dispute pursuant to this Agreement.

                  4.11       Unitron Legal Opinion. Upon the execution of this
                        Agreement, Unitron shall cause Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. ("Johnson, Blakely") to deliver to Sabratek opinions as to the matters set forth in Exhibit F attached hereto, addressed to Sabratek and dated as of the date hereof, subject to customary qualifications and limitations.

                  4.12       Sabratek Legal Opinion. Upon the execution of this
                        Agreement, Sabratek shall cause Kirkland & Ellis to deliver to Unitron opinions as to the matters set forth in Exhibit G attached hereto, addressed to Unitron and dated as of the date hereof, subject to customary qualifications and limitations.

                  4.13       Unitron Special Meeting. Unitron shall duly hold a
                        special meeting of the shareholders of Unitron (the "Unitron Special Meeting") as soon as possible (but in any event prior to February 26, 1999) and at such Special Meeting this Agreement and the transactions contemplated hereby shall be submitted for the adoption and approval of the shareholders of Unitron. The Unitron Board shall recommend that the Unitron stockholders adopt and approve this Agreement and the transactions contemplated hereby. Such approval may also be obtained by Unitron pursuant to (i) a duly adopted written consent of Unitron shareholders by the above specified date or (ii) in any other manner permissible under applicable law and in accordance with the bylaws and charter of Unitron.

                  4.14       Waiver of Known Breaches.  Unitron hereby waives
                        any breach, default or other noncompliance by Sabratek that is known to Unitron and/or Frasca as of the Effective Date with respect to any of the current agreements between Unitron and Sabratek. Sabratek hereby waives any breach, default or other noncompliance by Unitron or Frasca that is known to Sabratek with respect to any of the current agreements between Unitron and Sabratek (including Section 4.2 of the Sabratek Credit Facility immediately upon but only upon the compliance with such Section by Unitron).

                  4.15       Unitron Source Code.  From and after the Effective
                        Date, Unitron, Sabratek and the Unitron Representative Shareholders agree that the Unitron operating software code (and all updates thereto), including the associated source codes and technical documentation related thereto, shall be maintained in the secured computer room at the principal business facility of Unitron (a duplicate version of which shall be maintained at the existing Unitron bank vault and in the fire proof safe at the law firm of

                        Johnson, Blakely) until the Closing Date, except as may otherwise be approved by such parties.

              4.16           Transactions in Sabratek Stock by Unitron
                        Shareholders. Each Unitron Shareholder agrees to not buy, sell or otherwise trade Sabratek Stock prior to the public announcement of this transaction by Sabratek, except upon the prior written consent of Sabratek.

              4.17           Release of Sponaugle. At the Closing, Sabratek
                        shall execute and deliver to Sponaugle a general release in form and substance similar to that given by Sabratek to Frasca in the Separation Agreement recited at the beginning of this Agreement.

              4.18           Buyout of Non-Accredited Investors.  Overby and
                        Sponaugle hereby covenant and agree to acquire prior to the Unitron Special Meeting (or the delivery of an equivalent written consent of Unitron shareholders to Unitron) the equity interests of a number of Unitron equity holders that are not accredited (as defined under Regulation D under the Securities Act) such that not more than 35 Unitron equity holders that are not so accredited exist at the time of the Unitron Special Meeting (or the delivery of an equivalent written consent of Unitron shareholders to Unitron) and the Closing.

              4.19           Covenants Concerning Continuity of Business
                        Enterprise. If Sabratek elects the Asset Acquisition Alternative and uses Sabratek Stock as consideration pursuant to this Agreement, Sabratek represents and warrants that it currently intends to continue at least one significant historic business line of Unitron, or use at least a significant portion of its historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). No party hereto shall take any action, or cause any action to be taken, prior to the Closing that would cause Unitron to fail to have at least one significant historic business line and at least a significant portion of its historic business assets in a business, all within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii). If Sabratek elects the Asset Acquisition Alternative and uses Sabratek Stock as consideration pursuant to this Agreement, the parties hereto shall use their reasonable commercial efforts, which shall not include the requirement to pay any additional consideration or incur any additional liability or expense, to cause the Asset Acquisition Alternative to qualify as a tax deferred reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").


                        4.20      Sexual Harassment Policy. Promptly following
                             the Effective Date, the Unitron Board shall approve and implement a customary sexual harassment policy.


                                   ARTICLE 5.

                              CONDITIONS TO CLOSING

         Subsequent to the Call Exercise Notice or the Put Exercise Notice, each of the parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth below).

                  5.1        Conditions to Obligation of Sabratek.  The
                        obligation of Sabratek to purchase the Unitron Shares and the Unitron Options upon exercise of the Call Option or the Put Option, as the case may be, or the Unitron assets in the case of the Asset Acquisition Alternative, shall be subject to the satisfaction of each of the following conditions at or before the Closing (unless waived by Sabratek):

                        (a)       Representations and Warranties of Unitron
                             Shareholders. The representations and warranties of the Unitron Shareholders set forth in Section 6.1 shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                        (b)       Operational Representations and Covenants.
                             Unitron shall have complied in all material respects with the covenants of Unitron set forth in this Agreement. The representations and warranties of Unitron set forth in Section 6.2 shall be true and correct in all material respects on and as of the Effective Date; provided that this closing condition shall lapse 60 days after the Unitron Representative Shareholders notify Sabratek in writing that the Necessary Shareholder Parties have become a party to this Agreement in accordance with the terms of this Agreement, unless Sabratek shall have on or prior to such date notified Unitron in writing that Sabratek believes that such closing condition is not satisfied (which notice shall specify in reasonable detail the basis of Sabratek for such claim). The following shall apply in such event:

                             (i)       Upon actual receipt of such notice, the
                                  Unitron Representative Shareholders shall have 10 days to dispute such claim by giving written notice to Sabratek specifying in reasonable detail the basis for the dispute. If, within the 10 day period referred to above, the Unitron Representative Shareholders give a dispute notice to Sabratek, Sabratek and the Unitron Representative Shareholders shall undertake to obtain as promptly as practicable a final resolution of the dispute. If Sabratek and the Unitron Representative Shareholders are unable to resolve such dispute within 10 days after the delivery to Sabratek of the dispute notice, then Sabratek and the Unitron Representative Shareholders shall submit such dispute to arbitration in accordance with Section 9.1 of this Agreement and this Section 5.1(b). The determination of the arbitrator as to such dispute shall be final and binding for all purposes of this Agreement.

                             (ii)      If such arbitrator determines that (i)
                                  this closing condition is not satisfied, then Sabratek may terminate this Agreement or (ii) this closing condition is satisfied, then this closing condition shall lapse and be of no force or effect.

                        (c)       Performance of this Agreement. Unitron and the
                             Unitron Shareholders shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                        (d)       Limited Solicitation. There shall not have
                             been solicited by Unitron more than 35 Unitron equity holders that are not accredited (as defined under Regulation D under the Securities Act) to become a party to this Agreement.

                        (e)       Consents, Regulatory Filings and Approvals.
                             All consents, approvals, licenses and permits, the granting or transfer of which are necessary for the consummation of the transactions contemplated hereby and for the operation of Unitron's business by Sabratek following the Closing, shall have been obtained or transferred, as applicable. All applicable waiting periods and any extensions thereof under the HSR Act shall have expired or otherwise been terminated.

                        (f)       Litigation, Injunctions. No order of any court
                             or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or affect in any material respect Sabratek's ownership or control of Unitron, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

                        (g)       Assignments. Unitron shall have executed and
                             delivered to Sabratek all such assignments and other instruments of sale, transfer, conveyance and assignment of the assets of Unitron.

                        (h)       Closing Certificate. The chief executive
                             officer of Unitron (or the most senior officer of Unitron in the event there is no chief executive officer) shall have delivered to Sabratek a certificate to the effect that each of the conditions specified above is satisfied in all respects.

                   5.2       Conditions to Obligations of Unitron and the
                        Unitron Shareholders. The obligation of each of the Unitron Shareholders to sell their Unitron Shares and Unitron Options upon exercise of the Call Option or the Put Option or the obligation of Unitron to transfer its assets to Sabratek in the case of the Asset Acquisition Alternative shall be subject to the satisfaction of each of the following conditions on or before the Closing (unless waived in writing by a Unitron Shareholder or, in the case of the Asset Acquisition Alternative, by Unitron):

                        (a)       Representations and Warranties. The
                             representations and warranties of Sabratek contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                        (b)       Performance of this Agreement. Sabratek shall
                             have performed and complied in all material respects with all covenants, conditions and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                        (c)       Consents, Regulatory Filings and Approvals.
                             All consents, approvals, licenses and permits, the granting or transfer of which are necessary for the consummation of the transactions contemplated hereby, shall have been obtained or transferred, as applicable. All applicable waiting periods and any extensions thereof under the HSR Act shall have expired or otherwise been terminated.

                        (d)       Litigation, Injunctions.  No order of any
                             court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

                        (e)       Closing Certificate. The president or chief
                             financial officer of Sabratek shall have delivered to Unitron and to the Unitron Representative Shareholders a certificate to the effect that each of the conditions specified above is satisfied in all respects.

                                   ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES


                   6.1       Representations and Warranties of Unitron
                        Shareholders. Each of the Unitron Shareholders hereby individually, for himself only and not for any of the other Unitron Shareholders, represents and warrants to Sabratek that the following statements are true and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section):

                        (a)       Execution, Delivery and Validity. Such Unitron
                             Shareholder has full capacity, power and authority to make, execute, deliver, perform and consummate this Agreement and the other documents and instruments required or contemplated by this Agreement (including the Release Agreement and the Certificates Escrow Agreement). This Agreement, the Release Agreement and the Certificates Escrow Agreement have been duly executed and delivered by such Unitron Shareholder and constitute legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms.

                        (b)       Ownership of Shares. Such Unitron Shareholder
                             is the lawful record and beneficial owner of that number of Unitron Shares which is set forth opposite such Shareholder's name on the disclosure schedule corresponding to this Section 6.1(b) and that number of Unitron Options which is set forth opposite such Shareholder's name on the disclosure schedule corresponding to Section 6.2(e)(ii). Such Unitron Shareholder owns no other equity interest in Unitron other than as is set forth opposite the name of such Shareholder on such schedules. Such Unitron Shareholder is in possession of certificates evidencing his ownership of the Unitron Shares owned by him (or has delivered to Unitron a duly executed lost certificate affidavit which complies with the requirements of the Unitron bylaws), all of which are fully paid and non-assessable, and of option or other agreements representing the Unitron Options owned by him. Such Unitron Shareholder has good title to the Unitron Shares (including Unitron Shares issued upon exercise of Unitron Options) and Unitron Options owned by him, with no restrictions on voting rights and the other incidents of record and beneficial ownership, and the absolute right to sell and transfer such free and clear of all claims, liens, pledges, security interests, restrictions or encumbrances of any nature whatsoever. Except as set forth on the disclosure schedule corresponding to this Section 6.1(b), there are no voting trusts, shareholder agreements or other understandings between such Unitron Shareholder and any other person or entity with respect to the voting of or any other matters with respect to the Unitron Shares or Unitron Options owned by such Unitron Shareholder. Upon consummation of the purchase and sale of the Unitron Shares and Unitron Options pursuant to this Agreement, such Unitron Shareholder will convey to Sabratek good and marketable title to the Unitron Shares

                             (including Unitron Shares issued upon exercise of Unitron Options) and Unitron Options, owned by such Shareholder, free and clear of all claims, liens, pledges, security interests, restrictions or encumbrances of any nature whatsoever.

                        (c)       Investment Representations.

                             (i)       Each Unitron Shareholder has received and
                                  reviewed a copy of this Agreement, the Release Agreement, the Certificates Escrow Agreement and the Sabratek offering memorandum relating to this Agreement and the other terms and conditions of the transactions contemplated thereby (such offering memorandum and all exhibits and schedules referred to therein or attached thereto, together with any amendments or supplements thereto, being referred to as the "Memorandum"), including information regarding Sabratek, and has received or had access to any other information he deems necessary or appropriate to evaluate the merits and risks of his potential investment in the Put Option and his potential investment in Sabratek Stock. Each Unitron Shareholder acknowledges that (A) Sabratek has made available to him and his purchaser representative, if any, the opportunity to obtain additional information to verify the accuracy of the information contained in the Memorandum and to evaluate the merits and risks of the investments contemplated by this Agreement; (B) he and his purchaser representative, if any, have had the opportunity to ask questions of and receive answers from the officers of Sabratek, or a person or persons acting on behalf of Sabratek, concerning the terms and conditions of the offering, the Put Option, the acquisition of the Unitron equity by Sabratek, the Asset Acquisition Alternative, the Sabratek Stock and the information contained in the Memorandum, have received fully satisfactory answers to such questions, and have had the opportunity to inspect and copy all material documents relating to the offering; and (C) no time limits have been placed on him or his purchaser representative, if any, on consideration of the execution and delivery of this Agreement, the Release Agreement, the Certificates Escrow Agreement and the potential offering of Sabratek Stock relating thereto.

                            (ii)       Each Unitron Shareholder, alone or in
                                  connection with his purchaser representative, if any, has such knowledge and experience in financial and business matters to enable him to utilize the information made available to him to evaluate the risks and merits of his potential investment in the Put Option and his potential investment in the Sabratek Stock (together, the "Securities"), whether occurring upon exercise of the Call Option or the Put Option or otherwise, and to make an informed decision with respect thereto. Each Unitron Shareholder is an "accredited investor" except as any Unitron Shareholder may indicate on its Regulation D Questionnaire delivered to Sabratek. Each Unitron Shareholder who is a natural person is at least 21 years of age.

                            (iii)      Each Unitron Shareholder understands that
                                  the Securities he may acquire upon the
                                  acquisition contemplated by this Agreement will not have been registered under the Securities Act, any state statute governing securities regulation, or other applicable securities laws, rules and regulations, in reliance upon exemptions therefrom. Such reliance is in part predicated upon the truth and accuracy of the representations of the Unitron Shareholders contained herein. The Memorandum has not been reviewed, approved or disapproved by the SEC or any other federal or state agency, nor has any agency passed upon the Memorandum's accuracy or adequacy or the merits or value of the Securities or the Purchase Price for the Unitron Shares. Each Unitron Shareholder understands that the Unitron Shares and the Put Option which are owned by him must be held until the Closing of the acquisition contemplated by this Agreement or the termination of this Agreement, that his Unitron Shares and the Put Option may not be sold or otherwise transferred by him in any manner, and that this Agreement requires him to surrender his certificates representing Unitron Shares to Unitron pending Closing of the acquisition contemplated by this Agreement or termination of this Agreement.

                            (iv)       The Securities are being acquired solely
                                  for each

                                  Unitron Shareholder's own account for
                                  investment and not for the account of any other person and not with a view to distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest in the Securities. Each Unitron Shareholder acknowledges that he is not participating, directly or indirectly, in a distribution of the Securities or in the underwriting of any such distribution or transfer, and he will not act in any way that would constitute him to be an underwriter, within the meaning of the Securities Act.

                            (v)        Each Unitron Shareholder acknowledges
                                  that he has not been solicited to acquire the Securities by means of general advertising or general solicitation.

                            (vi)       Each Unitron Shareholder represents that
                                  no guarantees or representations have been made to him or his purchaser representative, if any, regarding the tax treatment of any part of the offering or of any of the transactions described in the Memorandum.

                        (d)       Securities Law Acknowledgment. Sabratek has
                             not publicly announced the transactions
                             contemplated by this Agreement. Each Unitron
                             Shareholder acknowledges that it is subject to federal and state securities law restrictions with respect to the Sabratek Stock until such time as Sabratek publicly announces the transactions contemplated by this Agreement.

                  6.2        Representations and Warranties of Unitron. Unitron
                         hereby represents and warrants to Sabratek that the following statements are true and complete as of the Effective Date, except as set forth in the disclosure schedule delivered by Unitron to Sabratek on the date hereof and initialed by Unitron and Sabratek. The representations and warranties given by Unitron in this
                         Section 6.2 are certified by Frasca in his capacity as the chief executive officer of Unitron, but not individually.

                         (a)      Organization and Existence of Unitron. Unitron
                              is duly organized and validly existing under the laws of the laws of the State of Florida, with all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Unitron is duly qualified to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Unitron. Unitron does not own, directly or indirectly, any capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, limited liability company, partnership, joint venture or other entity, except as set forth in the disclosure schedule with respect to this Section.

                        (b)       Execution, Delivery and Validity. Unitron has
                             full right, power and authority to make, execute, deliver, perform and consummate this Agreement and the other documents and instruments required or contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which Unitron is a party have been duly authorized and approved by the Unitron Board. This Agreement and all other agreements and instruments contemplated hereby to which Unitron is a party have been duly and validly executed and delivered by Unitron, and each constitutes the legal, valid and binding obligations of Unitron, enforceable against Unitron in accordance with its terms.

                        (c)       Non-Contravention. The execution, delivery and
                             performance of this Agreement and the consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and will not: (i) conflict with or result in a breach of any of the provisions of the Amended and Restated Articles of Incorporation or By-Laws of Unitron or any agreement among the Unitron Shareholders and Unitron with respect to the Unitron Shares or the Unitron Options; (ii) contravene in any material respect any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds any of Unitron or any of its properties; or (iii) except as set forth on the disclosure schedule corresponding to this Section, conflict with, result in a breach of, constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any material contract, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, contract, agreement, note or any other agreement, instrument or restriction to which Unitron is a party or by which any of its properties may be affected or bound.

                        (d)       Consents. Except as set forth on the
                             disclosure schedule corresponding to this Section, no material authorization, consent, approval, permit or license of, or filing or registration with, any governmental or public body or authority, any lender or lessor or any other person is required to authorize, or is required in connection with, the execution, delivery and performance by Unitron of this Agreement or the agreements contemplated hereby.

                        (e)       Capitalization of Unitron

                             (i)       As of the Effective Date, the authorized
                                  capital stock of Unitron consisted of 800,000 shares of Class A Common Stock, $0.01 par value, of which 221,202 shares are issued and outstanding, and 200,000 shares of Class B Common Stock, $0.01 par value, of which 179,480 shares are issued and outstanding. The Class A Common Stock and Class B Common Stock are identical except for voting rights. All of the issued and outstanding shares of Unitron Class A Common Stock and Class B Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. Set forth on the disclosure schedule corresponding to this Section is a true and correct list of each of the holders of capital stock of Unitron, the number of shares of capital stock of each such holder and the class of capital stock of each such holder.

                             (ii)      Set forth on the disclosure schedule
                                  corresponding to this Section is a true, complete and correct list of all options, warrants and equity appreciation and other equity linked rights of Unitron, which constitute, as of the Effective Date, all of the issued and outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, equity appreciation, or other equity linked rights or other contracts or commitments that could require Unitron to issue, sell or otherwise cause to become outstanding any additional capital stock or that relate in any way to Unitron capital stock. Unitron has delivered to Sabratek true and complete copies of the Unitron Options and the equity appreciation and other equity linked rights of

                                  Unitron listed on the disclosure schedule corresponding to this Section (which list includes the number of shares subject thereto and the exercise price thereof and indicates whether such option is an incentive stock option qualified under the Code).

                            (iii)      No shares of Unitron capital stock have
                                  been issued in violation of any preemptive rights or anti-dilution right, and no shares of Unitron capital stock have been issued in violation in any material respect of any federal or state securities laws.

                        (f)       Corporate Records. Unitron has delivered to
                             Sabratek true and complete copies of Unitron's Amended and Restated Articles of Incorporation and Bylaws as in effect on the Effective Date. The minute books of Unitron, which have been made available to Sabratek, contain the minutes of all meetings of, and consents to all actions taken without meetings by, the Unitron Board (and any committee thereof) and the shareholders of Unitron since the formation of Unitron.

                        (g)       Financial Statements. Unitron has furnished
                             to Sabratek its December 31, 1997 and November 30, 1998 financial statements, which financial statements are unaudited (collectively, the "Financial Statements"). The Financial Statements accurately reflect the books and accounts of Unitron and fairly present the financial position of Unitron as of the dates given and the results of operations of Unitron for the periods indicated.

                        (h)       Undisclosed Liabilities. Except as set forth
                             on the November 30, 1998 balance sheet included in the Financial Statements (the "Balance Sheet"), or as set forth on the disclosure schedule corresponding to this Section, Unitron has no liabilities or obligations of any type, nature or description, known or unknown, asserted or unasserted, direct or indirect, absolute or contingent, other than those which have been incurred in the ordinary course of business since the date of the Balance Sheet (none of which ordinary course liabilities or obligations is a liability resulting from breach of contract, breach of warranty (other than an ordinary course warranty), fraud or other tort, infringement or lawsuit).

                        (i)       Absence of Certain Changes. Except as set
                             forth on the disclosure schedule corresponding to this Section, since July 30, 1998 (the "Balance Sheet Date") there has not been: (i) any transaction not in the ordinary course of Unitron's business; (ii) any material adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of Unitron taken as a whole; (iii) any mortgage, pledge or subjection to lien, charge, or encumbrance of any kind, except liens for taxes not due, of any of Unitron's properties or assets; (iv) any amendment, modification or termination of any material lease, contract or agreement to which Unitron is a party; (v) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of Unitron, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business; (vi) any incurrence or assumption of any liability, except for liabilities incurred in the ordinary course of business and consistent with past practices; (vii) any alteration in the manner of keeping the books, accounts or records of Unitron, or in the accounting practices therein reflected; or (viii) any sale or transfer of any Unitron's assets or any cancellation of any debts or claims other than in the ordinary course of business.

                        (j)       Related Party Transactions. Except as
                             otherwise set forth on the disclosure schedule corresponding to this Section, since July 1, 1997, Unitron has not been a party to any material transaction (other than employee compensation and other ordinary incidents of employment) with a person who was, at the time, a Related Party, and Unitron currently has no contractual obligations to any Related Party. "Related Party" means any present or former officer or director of Unitron, any present or former holder of 5% or more of the issued and outstanding common stock of Unitron, or any other person who, to the knowledge of Unitron, at the time relevant to the determination, is or was a spouse, child, parent or sibling of any of the aforementioned persons or is or was a trust or similar entity for the benefit of any of the foregoing persons. Except as set forth on the disclosure schedule corresponding to this Section, no material property or interest in any material property which is used in the operations of Unitron or any Intellectual Property of Unitron is owned by or leased or licensed by or to any Related Party.

                        (k)       Litigation. Except as set forth on the
                             disclosure schedule corresponding to this Section, there are no material actions, suits, claims, audits, investigations, or proceedings (judicial, administrative or arbitration) pending or, to the knowledge of Unitron, threatened, or any facts known to Unitron which could given rise to any material actions, suits, claims, investigations or proceedings, against Unitron, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign. Nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Unitron (i) which have, or could reasonably be expected to have, a material adverse effect on the assets, liabilities or prospects of the business of Unitron, or (ii) which seek specifically to prohibit, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement.

                        (l)       Compliance with Laws. Unitron, its property
                             and assets, and Unitron's use of the real property on which its business is currently conducted are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, regulations, subdivision and plat restrictions, requirements and orders of governments and governmental bodies (federal, state, local or foreign), and Unitron has received no notice asserting any non-compliance with any of the foregoing. Unitron has complied in all material respects with all administrative and judicial judgments, orders or decrees (federal, state, local or foreign) to which it is currently subject.

                        (m)       Permits and Other Regulatory Matters. The
                             disclosure schedule corresponding to this Section sets forth all material U.S. (and to the knowledge of Unitron, foreign) regulatory permits, licenses and other governmental authorizations and approvals necessary to the ownership or operation of Unitron's properties and the conduct of Unitron's business as the business is currently operated (collectively, "Permits"), all of which that are material and significant have been duly obtained and are in full force and effect. Unitron has made available to Sabratek true and complete copies of all such Permits. To the knowledge of Unitron, Unitron is in compliance in all material respects with the terms and conditions of such Permits, and Unitron has received no notice asserting any non-compliance with any of the foregoing. There are no proceedings pending or, to the knowledge of Unitron, threatened seeking to revoke, cancel or suspend, or to materially adversely modify, any Permits.

                        (n)       Taxes. Unitron has delivered to Sabratek
                             copies of all original and amended federal, state, local and foreign income tax returns and information returns filed by Unitron for the three fiscal years ended December 31, 1997, 1996 and 1995. Except as specifically set forth in the Financial Statements or on the disclosure schedule corresponding to this Section: (i) Unitron has duly and timely filed or caused to be filed all tax returns and information returns required to be filed by it or for which it may be held responsible; (ii) all such tax returns are true and accurate in all material respects; (iii) Unitron has paid all taxes due and payable and any deficiencies or assessment notices which have been received by it; (iv) no income, information, business or occupation, or franchise tax returns of Unitron have been audited by the taxing authorities; (v) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns of Unitron or the payment by, or the assessment against, Unitron of any taxes, assessments or other governmental charges, duties, penalties, interest or fines (such governmental charges, duties, penalties, interest and fines being collectively referred to as "Other Charges"); and (vi) there are no suits, actions, claims, investigations, inquiries or other proceedings pending or to the knowledge of Unitron threatened against Unitron in respect of taxes, assessments or Other Charges, or any matters under discussion with any governmental authority relating to taxes, assessments or Other Charges, or any claims or additional taxes, assessments or Other Charges asserted by any such authority. Unitron is not obligated under any severance contract or other agreement to make any payments that will be non-deductible under Section 280G of the Code or any corresponding provision of applicable state, local or foreign income tax law.

                        (o)       Contracts and Leases. All manufacturing,
                             marketing, distribution, sales, service, license, provider, consulting, employment and severance agreements to which Unitron is a party, all confidentiality or non-competition agreements to which Unitron is a party either for the benefit of Unitron or for the benefit of a third party, all contracts with any Related Party
                          (or any affiliate of a Related Party), all agreements related to the Unitron Intellectual Property, and all material real and personal property leases and other material contracts, agreements, licenses, franchises, commitments and other similar agreements to which Unitron is a party or by which any of its assets are bound (collectively, the "Contracts") are set forth on the disclosure schedule corresponding to this Section. Unitron has delivered or made available to Sabratek a correct and complete copy of (or a written description of the significant terms of) each of the Contracts, as amended to date. Except as otherwise set forth on the disclosure schedule corresponding to this Section:

                          (i)       The Contracts are valid and binding
                                obligations of the parties thereto and are in full force and effect, enforceable in accordance with their respective terms (except for any provision of any such contract which is not material);

                          (ii)      Unitron has performed all material
                                obligations required to be performed by it under the Contracts on or prior to the Effective Date;

                          (iii)     neither Unitron nor, to the knowledge of
                                Unitron, any other party to any Contract is in default thereunder (as to payments due or otherwise) nor has any event occurred which, with notice or the passage of time or both, could constitute a default thereunder;

                          (iv)      Unitron has not released or waived any
                                material right under any Contract.

                     (p)        Intellectual Property.

                          (i)       The disclosure schedule corresponding to
                                this Section contains a complete and accurate list of all patented and registered
                                Intellectual Property (as hereafter defined) used by Unitron and all pending patent applications and applications for the registration of other Intellectual Property owned by Unitron, as well as (A) all trade names and all unregistered trademarks owned by Unitron; (B) all material computer software owned or used by Unitron other than commercially available software with a license fee of less than $1,000; and (C) all licenses granted by Unitron to any third party, and all licenses granted by any third party to Unitron, with respect to Intellectual Property. Unitron has delivered or made available to Sabratek true and complete copies of all documents embodying any licenses of Intellectual Property to which Unitron is a party, either as licensee or licensor.

                            (ii)       Except as set forth on the disclosure
                                  schedule corresponding to this Section: (A)
                                  Unitron owns and has good and marketable title to, or has a valid and enforceable written license to use, all Intellectual Property used in its business; (B) no proceedings are pending or, to the knowledge of Unitron, threatened against Unitron by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used by Unitron in its operations;
                                  (C) no proceedings are pending or, to the knowledge of Unitron, threatened against Unitron by any third party alleging any infringement or misappropriation by Unitron of any Intellectual Property rights of any third party; and (D) Unitron is not aware of any infringement or misappropriation by any third party of any Intellectual Property rights of Unitron.

                            (iii)      For purposes of this Agreement,
                                  "Intellectual Property" means: (A) all
                                  inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-art, revisions, extensions and reexaminations thereof; (B) all trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names, and all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (C) all copyrights and copyrightable works and registrations, applications and renewals in connection therewith; (D) all trade secrets and confidential information (including ideas, research and development, technical data, know-how, formulae, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, financial and accounting data, customer and supplier lists, pricing and costs information and business marketing plans and proposals; and (E) computer software (including operating software, data, databases and documentation); provided that Intellectual Property shall not include any third party off-the-shelf software.

                        (q)       Title to Assets. Except as set forth on the
                             disclosure schedule corresponding to this Section, all of material tangible assets and properties of Unitron are located at Unitron's principal place of business in Clearwater, Florida. Except as otherwise disclosed on the disclosure schedule corresponding to this Section, Unitron owns and has good and marketable title to all of its material properties and assets, free and clear of all liens, claims, encumbrances, equities, security interests, charges and restrictions, except for liens, if any, for taxes not due and for any liens and the like in favor of Sabratek. Except as set forth on the disclosure schedule corresponding to this Section, no currently effective financing statement under the Uniform Commercial Code with respect to any of the properties and assets of Unitron has been filed in any jurisdiction, and neither Unitron, nor anyone on its behalf, has signed any financing statement or security agreement authorizing anyone to file any financing statement, lien or other encumbrance against any assets or properties of Unitron.

                        (r)       Insurance. The disclosure schedule
                             corresponding to this Section lists all material insurance policies maintained by Unitron, each of which is in full force and effect and enforceable in accordance with its terms.

                        (s)       Labor and Employment.

                             (i)       Since January 1, 1994, Unitron has not
                                  experienced any material interference with or impairment of the business of Unitron by labor. Unitron is not experiencing union organization efforts or negotiations, or requests for negotiations, for any representation or any labor contract relating to the employees of Unitron. There are no severance obligations of Unitron other than as set forth on the disclosure schedule corresponding to this Section.

                            (ii)       Except as set forth on the disclosure
                                  schedule corresponding to this Section,
                                  Unitron has no: (A) contracts with labor organizations or other collective bargaining agreements; (B) contracts with any of its officers, directors or other employees; (C) contracts with independent contractors or consultants; (D) "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (E) "employee welfare benefit plans" as defined in Section 3(1) of ERISA that provide medical, health, life insurance or other welfare-type benefits for current or future retirees or former employees of Unitron or their spouses or dependents (other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Code
                                  Section 4980B ("COBRA"); (F) other profit sharing, deferred compensation, bonus, stock option, stock purchase, welfare, vacation, holiday, sick pay, or other plans or arrangements for the benefit of employees maintained or contributed to by Unitron; (G) employee regulations or handbooks which relate in any way to the employees of Unitron; or (H) former employees of Unitron or their spouses or dependents currently receiving or entitled to receive medical, life insurance or other welfare-type benefits pursuant to COBRA.

                            (iii)      Unitron has complied in all material
                                  respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to nondiscrimination, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities. Unitron has complied in all material respects with all applicable laws, rules and regulations relating to employee benefits, including ERISA, and with the requirements of COBRA. Except as set forth on the disclosure schedule corresponding to this Section, no unfair labor practice complaint is pending against Unitron before the National Labor Relations Board or any state or local agency, nor has any charge of discrimination been filed against Unitron with the Equal Employment Opportunity Commission or any similar state or local agency at any time during the three-year period preceding the Effective Date.

                             (iv)      A true, complete and correct list as of
                                  the Effective Date of all employees and
                                  officers of Unitron and their compensation is set forth on the disclosure schedule corresponding to this Section.

                        (t)       Environment, Health and Safety. Except as
                             otherwise set forth on the disclosure schedule corresponding to this Section, Unitron has complied in all material respects with, and is in compliance in all material respects with, any and all Environmental Laws (as hereafter defined), and no claim, action, suit, demand, proceeding (including administrative proceeding), or notice of violation has been filed or commenced against Unitron alleging any failure to comply with any Environmental Laws or alleging any actual or potential liability thereunder. In addition, and without limiting the generality of the foregoing, except as set forth on the disclosure schedule corresponding to this Section and except that this representation and warranty is qualified by materiality:

                             (i)       There are no facts, events,
                                  circumstances, activities, practices,
                                  incidents, actions, plans or conditions
                                  related to past or present operations
                                  conducted by Unitron on or off the properties, facilities or premises on which it has conducted or operated business that could form the basis for any claim, action, demand, suit, proceeding (including administrative proceeding), hearing, notice of violation or liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1989, the Emergency Planning and Community Right-to-Know Act of 1986, each as amended, or any other law (or rule or regulation thereunder) of any federal, state, local or foreign government (or agency thereof) (including common law), concerning release or threatened release of any Hazardous Substance (as hereafter defined), pollution, protection of worker health and safety or protection of the environment (collectively, "Environmental Laws").


                             (ii)      Unitron has not generated, treated,
                                  stored, handled, transported or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner which could form the basis for any present or future claim, suit, hearing, proceeding (including administrative proceeding), demand or action (under the common law or pursuant to any statute) seeking cleanup of or compensation for damage to any site, location or body of water (surface or subsurface) or compensation for illness or personal injury.

                           (iii)       Unitron has not (A) taken any action or
                                  failed to act in any manner that could form the basis for any claim or liability under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local or foreign government (or agency thereof) (including common law) concerning worker health and safety or (B) exposed any employee to any substance or condition which could form the basis for any present or future claim, suit, hearing, proceeding (including administrative proceeding), demand or action (under the common law or pursuant to statute) seeking compensation for property damage or illness or personal injury.

                           (iv)        Unitron has obtained and has complied in
                                  all material respects with, and is in
                                  compliance in all material respects with, all the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental Laws, including rules, codes, plans, orders, decrees, judgments, injunctions, and regulations thereunder, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemical or industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemical or industrial, hazardous or toxic materials or wastes.

                           (v)         No real property owned, operated or used
                                  by Unitron contains any underground storage tanks, materials or equipment containing asbestos or polychlorinated biphenyls, or landfills, surface impoundments or waste disposal areas.

                           (vi)        Unitron has not, either expressly or by
                                  operation of law, assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other person or entity with respect to any Environmental Laws.

                           (vii)       On and prior to the Effective Date,
                                  Unitron has not buried, stored, spilled, leaked, discharged, emitted, released, placed or located any Hazardous Substance on any real property owned, operated or used by Unitron. As used herein, "Hazardous Substance" means any hazardous or toxic substance, material or waste which is regulated by any local governmental authority, the State of Florida or the United States Government. The term "Hazardous Substance" includes, without limitation: (A) any material or substance which is listed or defined as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "hazardous substance" or "toxic substance" under any municipal, state or federal law, code or other regulation; (B) petroleum; (C) asbestos; (D) polychlorinated biphenyl; (E) any material or substance which is designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended; (F) any material or substance which is defined as "hazardous waste" pursuant to
                                  Section 1004 of the Federal Resource
                                  Conservation and Recovery Act, as amended; (G) any material or substance which is defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended; (H) any material or substance which is defined as a toxic substance in the Toxic Substances Control Act, as amended; or (I) any substance which contaminates soil or ground water and causes degradation of the soil and/or water to the extent that remediation efforts are needed to restore the soil or water to its natural state.

                        (u)       Brokers. Unitron has not incurred any
                             obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated by this Agreement.

                        (v)       Continuity of Business Enterprise. Unitron
                             operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

                        (w)       Disclaimer of Other Representations and
                             Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UNITRON MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT TO UNITRON OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITHOUT LIMITATION WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

                   6.3       Representations and Warranties of Sabratek.
                        Sabratek hereby represents and warrants to Unitron and the Unitron Shareholders that the following statements are true and complete as of the Effective Date:

                        (a)       Organization and Existence of Sabratek.
                             Sabratek is duly organized and validly existing under the laws of the State of Delaware, with all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Sabratek is duly qualified to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

                        (b)       Execution, Delivery and Validity. Sabratek has
                             full right, power and authority to make, execute, deliver, perform and consummate this Agreement and the other documents and instruments required or contemplated by this Agreement. As of the Closing, the execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which Sabratek is a party will have been duly authorized and approved by the Board of Directors of Sabratek. This Agreement and all other agreements and instruments contemplated hereby to which Sabratek is a party have been duly and validly executed and delivered by Sabratek, and each constitutes the legal, valid and binding obligations of Sabratek, enforceable against Sabratek in accordance with its terms.

                        (c)       Non-Contravention. The execution, delivery
                             and performance of this Agreement and the consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and will not: (i) conflict with or result in a breach of any of the provisions of the Certificate of Incorporation or By-Laws of Sabratek; (ii) contravene any law, rule or regulation or any order, writ, award, judgment, decree or other determination which affects or binds Sabratek or any of its properties; or (iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of acceleration, termination or the imposition of penalties under any material contract, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, contract, agreement, note or any other agreement, instrument or restriction to which Sabratek is a party or by which any of its properties may be affected or bound.

                        (d)       Consents. Except as set forth on the
                             disclosure schedule corresponding to this Section, no authorization, consent, approval, permit or license of, or filing or registration with, any governmental or public body or authority, any lender or lessor or any other person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby by Sabratek.

                        (e)       SEC Reports and Financial Statements.

                             (i)       Sabratek has filed with the SEC all
                                  forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1997 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Sabratek SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Sabratek SEC Documents, including, without limitation, any financial statements and schedules included therein (i) did not contain any untrue
                                 statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

                            (ii)       Each of the financial statements included
                                 in the Sabratek SEC Documents complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Sabratek and its consolidated subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments and lack of footnote disclosures).

                       (f)            Absence of Certain Changes. Except as
                                 disclosed in the Sabratek SEC Documents, since January 1, 1998, Sabratek and its subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Except as disclosed in the Sabratek SEC Documents, since January 1, 1998, there has not occurred: (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a material adverse effect on Sabratek and its subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any distribution (whether in cash, shares or property) with respect to the equity interests of Sabratek or of any of its subsidiaries, other than any regular quarterly cash dividends or dividends paid by wholly-owned subsidiaries; or (iii) any change by Sabratek or any of its subsidiaries in accounting principles or methods, except for any such change required by reason of a change in GAAP.

                        (g)       No Undisclosed Liabilities.  Except (i) to the
                             extent disclosed in the Sabratek SEC Documents and
                             (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since September 30, 1998, neither Sabratek nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Sabratek and its subsidiaries taken as a whole.

                        (h)       Litigation. There is no suit, claim, action,
                             proceeding, review or investigation pending or, to the knowledge of Sabratek, threatened against or affecting, Sabratek or any of its subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Sabratek and its subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of Sabratek to consummate the transactions contemplated by this Agreement.

                        (i)       Compliance with Law. Sabratek and its
                             subsidiaries have complied with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or governmental entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance, regulatory, antitrust laws, ERISA and laws relating to taxes, except to the extent that any such non-compliance would not have a material adverse effect on Sabratek and its subsidiaries taken as a whole.

                        (j)       No Default. The business of Sabratek and each
                             of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or bylaws or similar organizational documents, or (ii) agreements to which Sabratek and its subsidiaries are parties, excluding from the foregoing clause (ii) defaults or violations that would not have a material adverse effect on Sabratek and its subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of Sabratek to consummate transactions contemplated by this Agreement.

                     (k)       Certain Securities Matters.

                         (i)        Sabratek represents and warrants that (A)
                               the Call Option and the Unitron Shares it will acquire upon exercise thereof are being acquired by Sabratek for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof, and it is not participating and does not have a participation in any such distribution or the underwriting of any such distribution; (B) Sabratek has sufficient knowledge and experience in financial and business matters and is fully capable of evaluating the merits and risks of purchasing the Call Option and the Unitron Shares; and (C) Sabratek has not been solicited to acquire the Call Option or the Unitron Shares by means of general advertising or general solicitation.

                         (ii)       Sabratek has been furnished with
                               information about and allowed access to
                               Unitron's business, books, records, files, and properties and has had the opportunity to investigate Unitron's business and assets and to ask questions of and receive answers from Unitron sufficient to satisfy Sabratek that Unitron's business is reasonably as described by Unitron.

                         (iii)      Sabratek understands that (A) the Call
                               Option and the Unitron Shares are not
                               registered under any applicable federal or state securities law in reliance upon certain exemptions thereunder, (B) the Call Option and the Unitron Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act and compliance with applicable state securities laws or the availability of an exemption therefrom; and (C) in the absence of registration under the Securities Act and compliance with applicable state securities laws or an exemption therefrom, the Unitron Shares must be held indefinitely. Sabratek acknowledges that the reliance of the Unitron Shareholders upon such exemption from registration is predicated upon the foregoing representations.

                            (iv)       Sabratek has filed all reports and
                                  statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, any state securities authorities, and the Sabratek Principal Market. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                        (l)       Brokers. Sabratek has not incurred any
                             obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated by this Agreement.

                        (m)       Market Manipulation. Sabratek has not,
                             directly or indirectly, taken any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of Sabratek Stock to facilitate the sale or resale of Sabratek Stock, in any case in violation of any federal or state securities laws.

                        (n)       Acknowledgment of Unitron Disclaimer. SABRATEK
                             ACKNOWLEDGES THAT UNITRON HAS EXPRESSLY DISCLAIMED ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THAT THE PURCHASE OF THE UNITRON INTELLECTUAL PROPERTY AS CONTEMPLATED BY THIS AGREEMENT IS ON AN "AS-IS, WHERE-IS" BASIS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF UNITRON EXPRESSLY SET FORTH IN THIS AGREEMENT.

                                   ARTICLE 7

                     PURCHASE PRICE OFFSET; INDEMNIFICATION

         Prior to the Closing as expressly contemplated by this Agreement, the Purchase Price may be reduced as provided in Section 7.1 and Article 2. After the Closing, the parties to this Agreement shall be entitled to indemnification as provided in Section 7.2. For purposes of this Article 7 and Section 2.1(e), the parties acknowledge and agree that Damages (as hereinafter defined) incurred or reasonably expected to be incurred by Unitron shall be Damages incurred by Sabratek, provided that a Sabratek breach of this Agreement or any other agreement contemplated hereby that causes Unitron to incur any Damages shall not be Damages incurred by Unitron for this purpose of this sentence.

                   7.1       Purchase Price Offset:  Determination of Damages
                             Offset.

                        (a)       At any time (or from time to time) after the
                             Effective Date and on or prior to June 1, 1999, Sabratek may give written notice (a "Claim Notice") to the Unitron Representative Shareholders that Sabratek claims (a "Claim") a Damages Offset. Notwithstanding anything in this Agreement to the contrary, the actual Damages Offset made against the Purchase Price shall not exceed $4 million as a result of any such Claims (the "Ceiling Amount"). After the Damages Offset made against the Purchase Price equals the Ceiling Amount, Sabratek shall have no right to (i) any further Damages Offset against the Purchase Price or (ii) any post-Closing indemnification as provided in Section 7.2 for the breach of Unitron representations and warranties except as expressly provided in this Agreement. The Claim Notice shall set forth in reasonable detail
                             (i) the nature of the Claim and (ii) if
                             ascertainable, the amount of the Claim (hereinafter referred to as the "Claim Amount"). Upon actual receipt of a Claim Notice, the Unitron Representative Shareholders shall have 5 days to dispute some or all of the Claim (and, if set forth in the Claim Notice, some or all of the Claim Amount) by giving written notice to Sabratek specifying in reasonable detail the basis for the dispute (a "Dispute Notice"). Upon the expiration of such 5 day period, any portion of the Claim (and, if set forth in the Claim Notice, the Claim Amount) not disputed in a Dispute Notice so given shall be deemed approved by the Unitron Representative Shareholders. If, within the 5 day period referred to above, the Unitron Representative Shareholders gives a Dispute Notice to Sabratek, Sabratek and the Unitron Representative Shareholders shall undertake to obtain as promptly as practicable a final resolution of the dispute specified therein. If Sabratek and the Unitron Representative Shareholders are unable to resolve such dispute within 5 days after the delivery to Sabratek of the Dispute Notice, then Sabratek and the Unitron Representative Shareholders shall submit such dispute to arbitration in accordance with Section
                             9.1 of the Agreement. Sabratek and the Unitron Representative Shareholders agree that such arbitration shall be completed and a final arbitration decision rendered within 35 days of the submission of the respective dispute to arbitration, and each of such parties shall take all actions appropriate and necessary to cause such arbitration to be so completed within such 35 day period. The foregoing notwithstanding, with respect to any Claim related to a claim of a third party which is not determinable as contemplated by subsection (c) below, the respective arbitration decision shall relate only to the Damages reasonable expected to be incurred by Sabratek (if any) with respect to such third party claim as contemplated by subsection (c) below.

                        (b)       The Purchase Price otherwise payable to Frasca
                             shall be reduced by an amount equal to one-half of any Damages Offset determined in accordance with this Section and the Purchase Price otherwise payable to the holders of Unitron Shares and Unitron Options other than Frasca shall be reduced on a pro rata basis in accordance with the respective amounts of the Purchase Price such holders would otherwise have received by an amount equal to one-half of any Damages Offset determined in accordance with this Section, and such amount shall be deemed, at the Closing, to be a Damages Offset.

                        (c)       Notwithstanding the foregoing, if any Claim
                             asserted by Sabratek under this Section relates to any claim which is asserted or threatened by a person other than a party to this Agreement or a successor or assign of a party to this Agreement, the amount of which claim is not determinable prior to the Closing, then the Purchase Price shall be reduced by an amount equal the Damages reasonably expected to be incurred by Sabratek (if any) with respect to such third party claim as determined by arbitration (which amount shall be deemed to be a Damages Offset), as contemplated by the last sentence of subsection (a) above (the "Third Party Claim Holdback"). The Third Party Claim Holdback will be deposited with a third party escrow agent mutually


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                             acceptable to Sabratek and the Unitron
                             Representative Shareholders and will be governed by an escrow agreement mutually acceptable to Sabratek and the Unitron Representative Shareholders (which agreement shall provide for the release of such escrow or any portion thereof upon the joint written direction of Sabratek and the Unitron Representative Shareholders or the written direction of the respective arbitrator), it being understood that such escrow agreement shall be substantially identical to the escrow agreement attached hereto as Exhibit C. After the Closing, when the amount of Damages (if any) incurred by Sabratek from any such third party claim has been finally determined by arbitration: (i) Sabratek shall be entitled to such amount out of the Third Party Claim Holdback to the extent of the Third Party Claim Holdback (together with the pro rata portion of the proceeds of the investment thereof as of such date attributable thereto) and (ii) if at such time, after giving effect to clause (i), the amount of the Third Party Claim Holdback exceeds the aggregate amount of Damages then reasonably expected to be incurred by Sabratek relating to any third party claims then outstanding as determined by the arbitrator, Frasca and the other Unitron Shareholders shall be entitled to such excess (together with the pro rata portion of the proceeds of the investment thereof as of such date attributable thereto) in accordance with the terms of this Agreement; provided that any portion thereof to which Frasca is entitled shall be deposited into the Frasca Closing Escrow, subject to an aggregate ceiling of $1 million less the value of the consideration deposited into the Frasca Closing Escrow at the Closing (and Frasca and Sabratek shall so direct such escrow agent).

                        (d)       "Unitron Representative Shareholder" initially
                             means Frasca, Sponaugle and Overby, who shall serve together in such capacity. The Unitron Representative Shareholder shall act upon the written direction of a majority of the individuals then serving in such capacity. In the event any of such individuals serving as a Unitron Representative Shareholder ceases for any reason to act in such capacity, Chuck Hall shall then replace such individual in such capacity. If Chuck Hall is not willing to serve in the capacity of a Unitron Representative Shareholder or if subsequent to the commencement of the service of Chuck Hall in such capacity, Chuck Hall or any other Unitron Representative Shareholder ceases for any reason to act in such capacity, Dwight Fawcett shall then serve in the capacity of a Unitron Representative Shareholder.


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                             The Unitron Shareholders shall promptly elect such
                             number of Unitron Representative Shareholders such that 3 individuals are serving in such capacity if and after the above succession rules are exhausted. The individuals serving as the Unitron Representative Shareholders shall not be entitled to any remuneration. Upon any change in or succession pursuant to the foregoing, the then acting or successor Unitron Representative Shareholders shall immediately notify Sabratek of such change or succession (including the names of all of the individuals then serving as the Unitron Representative Shareholders). The Unitron Representative Shareholders are authorized to act as contemplated by this Agreement and the exhibits hereto. In acting or refraining from acting (including without limitation in determining whether to dispute any Claim or other matter, in determining what further action, if any, to take with respect to a disputed Claim or other matter and in determining what actions to take or not take in connection with any arbitration or accounting dispute), the Unitron Representative Shareholders shall have complete discretion provided the Unitron Representative Shareholders act in good faith. Without limiting the generality of the foregoing, the Unitron Representative Shareholders may, in good faith employ accountants, attorneys and other representatives or advisors, and undertake the dispute, defense or settlement of any Claim or other matter, at the expense of the Unitron Shareholders on a pro rata basis.

                   7.2.       Indemnification.

                        (a)       Expiration and Survival. From and after the
                             Closing, the parties shall be indemnified as provided in this Section 7.2. The representations and warranties of the Unitron Shareholders set forth in Section 6.1 (collectively, the "Shareholder Representations") shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statute of limitations). The representations and warranties of Sabratek set forth in Section 6.3 and in the Sabratek Closing Representation (collectively, the "Sabratek Representations") shall survive the Closing and continue in full force and effect for a period of six months thereafter. The representations and warranties of Unitron set forth in Section 6.2 (collectively, the "Unitron Representations") shall not survive the Closing but shall continue in full force and effect for a period of six months thereafter for the


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



                             purpose of the indemnifications obligations of Frasca as expressly provided in this Agreement, except as otherwise expressly provided in this Agreement.

                       (b)        Obligations of the Parties. From and after the
                             Closing, each of the Unitron Shareholders shall individually indemnify, defend and hold Sabratek and its successors and permitted assigns, and its directors, officers, employees and agents, and the heirs, executors and personal representatives of each of the foregoing (each a "Sabratek Indemnitee" and collectively the "Sabratek Indemnitees"), harmless from and against any claims, obligations, liabilities, losses, expenses or other costs (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Damages") incurred by any Sabratek Indemnitee and proximately caused by any material inaccuracy in any of the Shareholder Representations given by such Unitron Shareholder or the breach of any covenant or agreement of such Unitron Shareholder contained in this Agreement or, in the case of the Asset Acquisition Alternative, any liability or obligation which is not assumed by Sabratek as provided in Section 3.3 (including any liability or obligation that becomes a liability or obligation of Sabratek (or its designated transferee) by operation of law, bulk sale statute or otherwise). From and after the Closing, Frasca shall individually indemnify, defend and hold the Sabratek Indemnitees harmless (to the extent and only to the extent of amounts available from the Frasca Closing Escrow in accordance with the terms of Exhibit B attached hereto) from and against any Damages incurred by any Sabratek Indemnitee and proximately caused by any material inaccuracy in any of the Unitron Representations or the breach of any covenant or agreement of Unitron contained in this Agreement, subject to the limitations expressly set forth in this Agreement. Nothing in this Agreement shall limit Sabratek from seeking indemnification for Damages from Frasca with respect to a breach of a Unitron Representation as provided above which is: (i) related to any Damages Offset or arising from the breach pursuant to which a Damages Offset was made, except that Sabratek Damages shall not be double counted and the arbitration of any Claim under Section 7.1 shall continue to be final and binding; and (ii) newly discovered by Sabratek after the Closing in that Sabratek through reasonable diligence could not have discovered the existence or the extent of such Damages prior to the Closing. From and after the Closing, Sabratek shall indemnify, defend and



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

                             hold each of the Unitron Shareholders and the heirs, executors and personal representatives of each of the Unitron Shareholders (each a "Unitron Shareholder Indemnitee" and collectively the "Unitron Shareholder Indemnitees") harmless from and against any Damages incurred by any of the Unitron Shareholders and proximately caused by any material inaccuracy in any of the representations and warranties of Sabratek contained in Section 6.3 or the breach of any covenant or agreement of Sabratek contained in this Agreement. A claim by a Sabratek Indemnitee or a Unitron Shareholder Indemnitee for indemnification under this Article 7 shall be ineffective unless such person delivers a written claim for indemnification within the survival period specified in Section 7.2 as applicable to the representation or warranty that is the subject of such claim.

                        (c)       Claim for Indemnification. If a party has
                             reasonable grounds to believe that it may incur or suffer any Damages, such party shall promptly provide written notice (a "Notice of Claim") of the intention of such party to seek indemnification to the potential indemnifying party of the intention of such indemnified party to seek indemnification, the specific basis of the claim for indemnification and the amount for which indemnification is sought (the "Indemnification Amount"), if known. The relevant parties shall thereafter attempt to resolve any disputes with respect to either the right to indemnification or the Indemnification Amount in accordance with the applicable provisions of this Agreement. If any action at law or suit in equity is instituted by a third party with respect to which any party intends to claim any liability or expense as Damages under Section 7.2(a), such party shall promptly notify the indemnifying party in writing of such action or suit.

                        (d)       Limitations on Frasca Indemnification
                             Obligation. Notwithstanding anything to the contrary contained herein, the Sabratek Indemnitees shall only be entitled to indemnification against Frasca pursuant to Section 7.2 with respect to any Unitron Representations once the aggregate amount otherwise so payable to the Sabratek Indemnitees pursuant to or as a result of such Section exceeds a total amount equal to (i) $250,000 less (ii) the amount of the deductible specified in Section 2.1(e) incurred by Sabratek prior to the Closing, and such amount shall be a one-time deductible to be borne by Sabratek. Notwithstanding the


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                             foregoing, the time limitations related to
                             indemnification claims, the deductible amount and the other indemnification restrictions specified above in this Section 7.2 shall not apply with respect to any fraudulent or intentional misrepresentation. The Sabratek Indemnitees shall be entitled to satisfy any indemnification obligations of Frasca from the Frasca Closing Escrow to the extent of the amounts available from the Frasca Closing Escrow in accordance with the terms of Exhibit B attached hereto.

                   7.3       Third Party Claims.  The indemnifying party shall
                        have the right to conduct and control, at its expense and through counsel of its own choosing, the defense of any third party claim, action or suit, but the indemnified party may, at its election, participate in the defense of any such claim, action or suit at its sole cost and expense; provided, that if (i) the indemnifying party and the indemnified party mutually agree or (ii) the named parties to such claim, action or suit (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party may defend, through counsel of its own choosing, such claim, action or suit and (so long as it gives the indemnifying party at least 15 days prior notice of the terms of the proposed settlement thereof) settle such claim, action or suit, and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense. In the event that the indemnifying party is not diligently conducting the defense of any such third party claim, the indemnified party shall then be entitled to conduct and control, at its expense and through counsel of its own choosing, the defense of such third party claim, but the indemnifying party may, at its election, participate in the defense of any such claim, action or suit at its sole cost and expense. Neither the indemnifying party nor the indemnified party shall compromise or settle any third party claim, action or suit without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

                   7.4       Exclusivity. Except to the extent such limitation
                        is prohibited by applicable laws and such prohibition is not waivable, the remedies provided in this Agreement shall be exclusive of any other rights or remedies available to one party against another party with respect to this Agreement. To the maximum extent permitted by applicable laws, each of parties waives the benefit of any such prohibition.


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

                                   ARTICLE 8

                                   TERMINATION

                   8.1       Right to Terminate.

                        (a)       Termination by Agreement. This Agreement may
                             be terminated at any time prior to the Closing upon the mutual written agreement of Sabratek and Unitron.

                        (b)       Termination by Unitron. Unitron shall have the
                             right to terminate this Agreement at any time prior to the Closing upon written notice given to Sabratek upon the occurrence of any one or more of the following events:

                             (i)       The material breach of any of the
                                  representations, warranties, covenants or agreements of Sabratek contained in this Agreement and the failure by Sabratek to take adequate initial steps to remedy such breach within 30 days after written notice of breach is given by Unitron to Sabratek and to have remedied such breach within 60 days after the delivery of such written notice; or

                             (ii)      An assignment by Sabratek for the benefit
                                  of its creditors or the admission by Sabratek in writing of its inability to pay its debts generally as they become due; the entry of an order, judgment or decree adjudicating Sabratek bankrupt or insolvent; the entry of any order for relief with respect to Sabratek under the Federal Bankruptcy Code; the filing of a petition or application by Sabratek to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Sabratek; the commencement by Sabratek of any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a subsidiary) relating to Sabratek under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or the filing of any such petition or application, or the commencement of any such proceeding, against Sabratek which (a) Sabratek by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) is not dismissed within 60 days; or

                           (iii)       The Sabratek Stock is not listed for
                                  trading on any one of the Nasdaq National
                                  Market, the New York Stock Exchange or the
                                  American Stock Exchange; or

                           (iv)        Sabratek's independent certified public
                                  accounting firm issues any report on annual audited financial statements for Sabratek which is qualified with a "going concern" statement.

                        (c)            Termination by Sabratek. Sabratek shall
                                  have the right to terminate this Agreement at any time prior to the Closing upon written notice given to Unitron upon the occurrence of any one or more of the following events:

                           (i)         The material breach of any of the
                                  covenants of Unitron set forth in this
                                  Agreement, other than any such breach
                                  initiated or caused directly or indirectly by Sabratek (including through the Sabratek representative on the Unitron Board), and the failure by Unitron to take adequate initial steps to remedy such material breach within 30 days after written notice of breach is given by Sabratek to Unitron and to have remedied such breach within 60 days after the delivery of such written notice; or

                           (ii)   The material breach of any of the
                                  representations, warranties, covenants or agreements of the Unitron Shareholders (considered in the aggregate) contained in this Agreement and the failure by such Unitron Shareholders to take adequate initial steps to remedy such material breach within 30 days after written notice of breach is given by Sabratek to Unitron (copies of which notice shall be given simultaneously by Sabratek to the Unitron Representative Shareholders) and to have remedied such breach within 60 days after the delivery of such written notice; or

                           (iii)       Shareholders of Unitron holding 92.5% or
                                  more in interest of the fully diluted equity of Unitron shall not have become a party to this Agreement in accordance with the terms of this Agreement on or prior to February 26, 1999; or


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


                            (iv)       The shareholders of Unitron do not duly
                                  adopt and approve of this Agreement and the transactions contemplated by this Agreement at the Unitron Special Meeting (or deliver to Unitron an equivalent written consent of Unitron shareholders to Unitron) on or prior to February 26, 1999; or

                            (v)        More than 5% of the shareholders of
                                  Unitron exercise dissenters rights with
                                  respect to the Asset Acquisition Alternative contemplated by this Agreement; or

                            (vi)       Frasca revokes his Separation Agreement
                                  in accordance with its terms; or

                            (vii)      The failure of the Sabratek board to
                                  approve this Agreement and the transactions contemplated hereby, except that this termination right shall lapse and be of no force or effect on Tuesday, January 26, 1999 at 5:00 p.m. Central Time if Sabratek has not prior to such time notified Unitron that its board of directors has decided not to approve this Agreement and the transactions contemplated hereby.

                   8.2       Effect of Termination. Except as expressly provided
                        herein, neither party shall be bound to the other after the expiration or termination of this Agreement. Expiration or termination of this Agreement in accordance with its terms will in no way affect or impair any rights, obligations or liabilities existing, accruing or arising under this Agreement prior to such termination, or any rights, obligations or liabilities accruing or arising under any other agreements between the parties, including, without limitation, any liabilities for actual damages arising out of a material breach of this Agreement, prior to the date of such expiration or termination.

                                   ARTICLE 9

                               GENERAL PROVISIONS

                   9.1       Dispute Resolution.  To the extent feasible, the
                        parties desire to resolve any controversies or claims or issues arising out of or relating to this Agreement through discussions and negotiations between each other. The parties agree to use their best efforts to attempt to resolve any


                                       66